Exhibit 10.1

Execution Version

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CASI PHARMACEUTIALCS, INC. IF PUBLICLY DISCLOSED.

*** TRIPLE ASTERIKS DENOTE OMISSIONS

SUBLICENSE AGREEMENT

by and between

CASI PHARMACEUTICALS, INC.

and

BEIJING TIANSHI TONGDA PHARMACEUTICALS TECHNOLOGY CO., LTD

entered into as of

May 23, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 SUBLICENSE		17
2.1	Sublicense Grants to TIANSHI	17
2.2	Sublicensing	17
2.3	Non-Compete	18
2.4	[***]	19
2.5	No Implied Licenses	19
ARTICLE 3 GOVERNANCE		19
3.1	Joint Steering Committee	19
3.2	Joint Project Team	19
3.3	Decisions	19
3.4	Meetings of the JSC	19
3.5	Meeting Minutes	20
ARTICLE 4 TRANSFERS TO TIANSHI		20
4.1	Know-How Transfer	20
4.2	Assistance and Costs	20
4.3	Additional Assistance	20
ARTICLE 5 EXPLOITATION OF LICENSED PRODUCT		20
5.1	Overview	20
5.2	Development	20
5.3	Clinical Development Plan	21
5.4	Diligence Obligations	21
5.5	[***]	21
5.6	Manufacturing and Supply	21
5.7	Right of Reference	21
5.8	Adverse Event Reporting	21
5.9	Reports	22
ARTICLE 6 PAYMENTS		22
6.1	Upfront Payment.	22
6.2	Equity	22
6.3	Milestone Payments	22
6.4	Royalties	26
6.5	Foreign Exchange	31
6.6	Payment Method; Late Payments	31
6.7	No Right to Offset	31

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6.8	Records	31
6.9	Audits	31
6.10	Audit Dispute	32
6.11	Taxes	32
ARTICLE 7 INTELLECTUAL PROPERTY MATTERS		33
7.1	Ownership of Intellectual Property	33
7.2	Patent Prosecution	34
7.3	Defense Against Third Party Patent Claims	35
7.4	Prosecution of Infringers	36
7.5	Patent Listing	38
7.6	Patent Term Extensions	38
7.7	Trademarks	38
7.8	Ownership and Enforcement of Product Trademarks	38
ARTICLE 8 REPRESENTATIONS, WARRANTIES, AND COVENANTS		39
8.1	Mutual Representations and Warranties	39
8.2	Additional Representations and Warranties of CASI.	40
8.3	Non Reliance; Disclaimer	42
8.4	Covenants of CASI	43
8.5	Covenants of TIANSHI	43
ARTICLE 9 INDEMNIFICATION		43
9.1	Indemnification by CASI	43
9.2	Indemnification by TIANSHI	44
9.3	Indemnification Procedures	44
9.4	LIMITATION OF LIABILITY	46
ARTICLE 10 CONFIDENTIALITY		46
10.1	Confidential Information	46
10.2	Confidentiality Obligations	47
10.3	Permitted Disclosure and Use	47
10.4	Notification	48
10.5	Publicity	48
10.6	Use of Names	48
10.7	Survival	48
ARTICLE 11 TERM; TERMINATION		48
11.1	Term	48
11.2	Termination for Breach	48
11.3	Termination for Convenience by TIANSHI	49

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11.4	Termination by TIANSHI for Safety Reasons	49
11.5	Termination for Patent Challenge	49
ARTICLE 12 EFFECTS OF TERMINATION		49
12.1	General Effects of Termination	49
12.2	Termination by CASI for TIANSHI’s Breach or by TIANSHI for Convenience	50
12.3	Accrued Rights	51
12.4	Termination Sole Remedy	51
12.5	Survival	51
ARTICLE 13 DISPUTE RESOLUTION		52
13.1	Disputes	52
13.2	Binding Arbitration	52
13.3	Tolling	52
13.4	Patent Right Dispute Resolution	53
13.5	Equitable Remedies	53
ARTICLE 14 MISCELLANEOUS		53
14.1	Entire Agreement; Amendment	53
14.2	Force Majeure	53
14.3	Notices	53
14.4	No Strict Construction; Interpretation	54
14.5	Assignment	54
14.6	Performance by Affiliates	55
14.7	Further Actions	55
14.8	Severability	55
14.9	Binding Effect; No Third Party Beneficiaries	55
14.10	No Implied Waivers; Rights Cumulative	55
14.11	Independent Contractors	55
14.12	English Language; Governing Law	55
14.13	Counterparts	56

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Schedules
Schedule 1.4	Adimab Agreement Key Terms
Schedule 1.31	CASI Patent Right
Schedule 1.38	Cellca Agreement Key Terms
Schedule 1.73	Lyophilization Milestone Specifications
Schedule 1.150	TSK011010 Compound
Schedule 13.2	Arbitration Procedures

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Execution Version

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”) is entered into as of May 23, 2022 (the “Effective Date”) by and between BEIJING TIANSHI TONGDA PHARMACEUTICALS TECHNOLOGY CO., LTD, having a place of business at Room 101-31, Floor 1, Building 2, 1# Jiuqiao Road, Beijing Economic and Technological Development Zone (Daxing), Beijing, China (“TIANSHI”), and CASI PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, having its principal place of business at 9620 Medical Center Drive, Suite 300, Rockville, MD 20850 (“CASI”). CASI and TIANSHI are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CASI owns or controls rights to certain intellectual property relating to the Licensed Compound and Licensed Product;

WHEREAS, TIANSHI possesses resources and expertise in the development, manufacture, commercialization, and other exploitation of pharmaceutical and biologic products; and

WHEREAS, TIANSHI desires to obtain from CASI, and CASI desires to grant to TIANSHI, rights and sublicenses to Exploit the Licensed Compound and Licensed Product in the Field in the Territory pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1

“Abbreviated Application” means (a) an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or (b) any analogous application to an application set forth in clause (a) submitted to a Regulatory Authority.

1.2	“Acquired Party” has the meaning set forth in Section 2.3.2 (Acquisitions by Third Parties).
1.3	“Adimab” means Adimab LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766.
1.4

“Adimab Agreement” means that certain Collaboration Agreement dated as of February 11, 2019 by and between Adimab and Black Belt and all amendments thereto. Schedule 1.4 (Adimab Agreement Key Terms) sets forth certain key terms in the Adimab Agreement.

1.5	“Adimab Milestone Event” has the meaning set forth in Section 6.3.1(d) (Milestone Payments under the Adimab Agreement).
1.6	“Adimab Milestone Payment” has the meaning set forth in Section 6.3.1(d) (Milestone Payments under the Adimab Agreement).
1.7	“Adimab Net Sales” means “Net Sales,” as such term is defined in the Adimab Agreement.
1.8	“Adimab Product” means a “Product,” as such term is defined under the Adimab Agreement.
1.9	“Adimab Royalty Payments” means the royalty payments to be made by TIANSHI pursuant to Section 6.4.1(a)(i) (Adimab Royalty Payments).

Execution Version

1.10	“Adimab Royalty Term” means, with respect to an Adimab Product, the “Royalty Term” for such Adimab Product, as such term is defined under the Adimab Agreement.
1.11

“Affiliate” means, with respect to either Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the U.S., the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.12	“AGC” means AGC BIOLOGICS, A/S, formerly known as CMC BIOLOGICS A/S, organized and existing under the laws of Denmark whose registered office is at Vaandtaarnsvej 83 DK-2860 Soeborg, Denmark.
1.13	“AGC Agreement” means:
1.13.1	the Development and Manufacturing Services Agreement between AGC and Tusk Therapeutics Limited dated February 16, 2017, as novated to Black Belt on January 16, 2019; and
1.13.2	the Quality Agreement between AGC and Tusk Therapeutics Limited dated March 17, 2017, as novated to Black Belt on 18 January 2019.
1.14	“Arbitral Tribunal” has the meaning set forth on Schedule 13.2 (Arbitration Procedures).
1.15	“Arbitration Rules” has the meaning set forth on Schedule 13.2 (Arbitration Procedures).
1.16

“Arising Intellectual Property” means all (a) Inventions related to a Licensed Product developed or invented by or on behalf of TIANSHI, its Affiliates, or its Sublicensees during the period commencing on the Effective Date and ending on the effective date of termination of this Agreement, and (b) any Patent Rights that Cover any such Inventions and have a priority date during the period commencing on the Effective Date and ending on the effective date of termination of this Agreement.

1.17	“Audit Arbitrator” has the meaning set forth in Section 6.10 (Audit Dispute).
1.18	“Audit Dispute” has the meaning set forth in Section 6.10 (Audit Dispute).
1.19	[***]
1.20

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

Execution Version

1.21	“Biosimilar Competition” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Year-by-Calendar Year basis, both the following have occurred:
1.21.1	the aggregate Net Sales of a given Licensed Product in a given country in a given Calendar Year fall by [***]% or more from the peak aggregate Net Sales in any prior Calendar Year; and
1.21.2	a Biosimilar Product with respect to such Licensed Product is being marketed and sold by a Third Party in such Calendar Year in such country.
1.22

“Biosimilar Product” means, with respect to a Licensed Product in a country, a biological product that is sold in such country by a Third Party that (a) has been licensed as a biosimilar or interchangeable biological product by the FDA pursuant to section 351(k) of the PHSA, or any subsequent or superseding law, statute, or regulation, and for which a Licensed Product is the reference product, as defined by section 351(i)(4) of the PHSA, (b) incorporates, cites, cross-references, or relies upon in any way any data or information contained in any Regulatory Submission for a Licensed Compound or Licensed Product in order to obtain or maintain any Regulatory Approval or Reimbursement Approval for such product, (c) has been granted a marketing authorization as a similar biological medicinal product by the European Union pursuant to Directive 2001/83/EC and Parliament and Council Regulation No. (EC) 726/2004, each as may be amended, or any subsequent or superseding law, statute or regulation, and for which a Licensed Product is the reference medicinal product as defined by Article 10(2)(A) of Directive 2001/83/EC, or (d) has achieved analogous regulatory marketing approval from a Regulatory Authority in another jurisdiction in reliance on the fact of, or the data supporting, the prior approval of such Licensed Product by such Regulatory Authority.

1.23	“Black Belt” means Black Belt Therapeutics Limited.
1.24	“Black Belt License Agreement” means that certain License Agreement between Black Belt and CASI dated as of April 16, 2019.
1.25

“Black Belt Royalty Payments” means the royalty payments to be made pursuant to Section 6.4.1(b) (Region-Specific Royalty Rates for Existing Licensed Products) and Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products).

1.26	“Black Belt Royalty Term” has the meaning set forth in the Black Belt License Agreement.
1.27	“Business Day” means any day other than a day on which the commercial banks in New York City, New York, U.S. or Beijing, China, are authorized or required to be closed.
1.28

“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

1.29

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

Execution Version

1.30

“CASI Know-How” means all Know-How owned or Controlled by CASI before or on the Effective Date or at any time during the Term, in each case, that is necessary to Exploit any Licensed Compound or Licensed Product, but excluding any Know-How included in the Joint Know-How.

1.31

“CASI Patent Right” means any Patent Right owned or Controlled by CASI before or on the Effective Date or at any time during the Term (including pursuant to any Third Party Agreement), in each case, that Covers any Licensed Compounds or Licensed Product, the Exploitation of any Licensed Compound or Licensed Product, or any other invention necessary to Exploit any Licensed Compound or any Licensed Product, but excluding any Joint Patent Right. The CASI Patent Rights owned or Controlled by CASI and existing as of the Effective Date are set forth on Schedule 1.31 (CASI Patent Rights).

1.32	[***]
1.33	[***]
1.34

“CASI Royalty Term” means, for purposes of determining royalties payable to CASI pursuant to Section 6.4.1(b) (Region-Specific Royalty Rates for Existing Licensed Products), Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products) and Section 6.4.1(g) (CASI Royalty Payments), with respect to each Licensed Product and each country in the Territory, the period commencing on the First Commercial Sale of a Licensed Product in such country, and ending upon the latest to occur of: (a) the expiration of the last Valid Claim of a CASI Patent Right or Joint Patent Right Covering the composition of matter, formulation, use or manufacture of such Licensed Product in such country; (b) 10 years after the First Commercial Sale of such Licensed Product in such country; or (c) expiration of Regulatory Exclusivity for such Licensed Product in such country.

1.35	“CASI Technology” means the CASI Know-How, CASI Patent Rights, and CASI’s interest in the Joint Patent Rights.
1.36	“CD38” means the glycoprotein Cluster of Differentiation 38 also known as ADP-Ribosyl Cyclase/Cyclic ADP-Ribose Hydrolase 1.
1.37	“Cellca” means Sartorius Stedim Cellca GmbH.
1.38

“Cellca Agreement” means that certain Framework for Services and License Agreement dated as of February 14, 2017, by and between Cellca and Tusk, as modified by that certain Deed of Novation dated as of November 8, 2018, by and among Cellca, Tusk, and Black Belt Therapeutics Limited and the Work Orders relating thereto and all amendments thereof.  Schedule 1.38 (Cellca Agreement Key Terms) sets forth certain key terms in the Cellca Agreement.

1.39	“Cellca Milestone Event” has the meaning set forth in Section 6.3.1(e) (Milestone Payments Under the Cellca Agreement).
1.40	“Cellca Milestone Payment” has the meaning set forth in Section 6.3.1(e) (Milestone Payments Under the Cellca Agreement).
1.41

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock

Execution Version

redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning less than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, other than pursuant to the transaction described above or to an Affiliate; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.42

“China” means the People’s Republic of China, as constituted as of the Effective Date, (a) solely for purposes of determining whether a Development Milestone Event has been achieved, excluding the Macao Special Administrative Region, Hong Kong Special Administrative Region, and Taiwan, and (b) for all other purposes under this Agreement, including the Macao Special Administrative Region, Hong Kong Special Administrative Region, and Taiwan.

1.43	“Clinical Trial” means any study conducted in humans (healthy volunteers or patients) according to a set protocol and meeting the requirements of GCP.
1.44	“CMC” means the chemistry, manufacturing, and controls of Licensed Product.
1.45

“Combination Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises one or more additional therapeutically active pharmaceutical agents (whether co-formulated, co-packaged, co-administered, or otherwise sold for a single price) other than a Licensed Compound, or (b) sold for a single price together with any (i) delivery device or component therefor, (ii) companion diagnostic related to any Licensed Compound, or (iii) product, process, service, or therapy other than the Licensed Compound (such additional therapeutically active pharmaceutical agent and each of (i) – (iii), an “Other Component”); or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, but, in each case ((a)-(c)), excluding any antibody drug conjugate and bispecific products.

1.46

“Commercialize,” “Commercializing,” or “Commercialization” means all activities directed to the marketing, pricing, promoting, physician targeting, reimbursing, branding, selling, or offering for sale, of a product, including strategy, planning, market research, advertising, educating, importing, exporting, distributing, and post-marketing safety surveillance and reporting and activities directed to obtaining Reimbursement Approvals, as applicable.  For clarity, “Commercialization” will not include any activities related to Manufacturing, performance of Medical Affairs, or Development of a product. “Commercialize,” “Commercializing” and “Commercialized” will be construed accordingly.

1.47

“Commercially Reasonable Efforts” means, with respect to TIANSHI’s obligations under this Agreement that relate to any Licensed Compound or Licensed Product, the level of efforts as required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a similarly situated biopharmaceutical company of similar size and resources would reasonably devote to a product of similar market potential at a similar stage in development or product life cycle and having similar commercial and scientific advantages and disadvantages, when utilizing sound and reasonable scientific, medical, and business practice and judgment in order to Develop such Licensed

Execution Version

Compound or Licensed Product, based on conditions then prevailing and taking into account all relevant factors, including (a) issues of safety, tolerability, and efficacy, (b) product profile, (c) difficulty in and costs of Developing or Manufacturing any Licensed Compound or Licensed Product, (d) competitiveness of any Licensed Compound or Licensed Product and alternative therapies in the marketplace, (e) the nature and extent of market exclusivity, (f) the patent or other proprietary position of any Licensed Compound or Licensed Product, (g) Third Party intellectual property rights, (h) the regulatory structure involved, (i) the potential profitability of any Licensed Compound or Licensed Product, taking into account anticipated and actual Development costs and expenses, and (j) anticipated or actual product labeling. It is anticipated that the level of effort will change over time, reflecting changes in the status of such Licensed Product and the market or country involved.

1.48	“Competing Infringement” has the meaning set forth in Section 7.4.1 (Notice).
1.49	“Competitive Activities” has the meaning set forth in Section 2.3 (Covenant).
1.50

“Competitive Product” means any therapeutic compound or product (a) the primary mechanism of action of which is the inhibition of CD38, or (b) that is, or is expected to be, described on a label approved by a Regulatory Authority as having the inhibition of CD38 as the primary mechanism of action.

1.51	“Confidential Information” has the meaning set forth in Section 10.1 (Confidential Information).
1.52

“Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), (i) in accordance with and without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense or at any time during the Term, (ii) without requiring the consent of a Third Party, and (iii) at no additional cost (unless the other Party agrees to assume such cost).

1.53

“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.54

“Develop,” “Developing” or “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, performance of Medical Affairs, or Commercialization.  Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical

Execution Version

Trials initiated following the receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, and implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop,” “Developing” and “Developed” will be construed accordingly.

1.55

“Development Milestone Event” means each of the development milestone events set forth in TABLE 6.3.1(a) (Lyophilization Milestone Payments), TABLE 6.3.1(b) (Development Milestones for Existing Licensed Products), TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products), Section 4.4 of the Adimab Agreement, and Section 6 of the Work Order of the Cellca Agreement.

1.56

“Development Milestone Payment” means each of the milestone payments set forth in TABLE 6.3.1(a) (Lyophilization Milestone Payments), TABLE 6.3.1(b) (Development Milestones for Existing Licensed Products), TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products), Section 4.4 of the Adimab Agreement, and Section 6 of the Work Order of the Cellca Agreement.

1.57	“Disclosing Party” has the meaning set forth in Section 10.1 (Confidential Information).
1.58	“Dispute” has the meaning set forth in Section 13.1 (Disputes).
1.59	“DMF” means a drug master file.
1.60	“Dollars” or “$” means U.S. dollars.
1.61	“E.U.” means the European Union, as constituted as of the Effective Date, including, in any case, the United Kingdom.
1.62	“Effective Date” has the meaning set forth in the preamble hereto.
1.63	“EMA” means the European Medicines Agency or any successor entity.
1.64	“Enforcing Party” has the meaning set forth in Section 7.4.2(d)(i) (Cooperation; Damages).
1.65	“Euros” or “€” means E.U. euros.
1.66	“Executive Officer” means an executive officer (or their designee) of the applicable Party.
1.67

“Existing Licensed Product” means (a) a Licensed Product comprising or containing TSK011010 alone or in combination with one or more active ingredients, or (b) a Lyophilized Product, alone or in combination with one or more active ingredients, in each case ((a) and (b)), in any and all forms, presentations, formulations, dosages, dosage forms, and strengths, including any line extensions of any of the foregoing, but excluding any Next Generation Licensed Product.

1.68

“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have

Execution Version

used, export, transport, distribute, promote, market, have sold or otherwise dispose of, and otherwise exploit.

1.69	“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.70

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.71

“Field” means the treatment, prevention and diagnosis of autoimmune diseases, conditions and disorders in humans.  For clarity, CASI shall retain the exclusive global rights to [***- the Licensed Product for all uses outside the [***]

1.72

“First Commercial Sale” means, with respect to a Licensed Product and a country in the Territory for the purposes of determining the Royalty Term for such Licensed Product, the first sale of such Licensed Product by TIANSHI or its Affiliate or Sublicensee for monetary value to a Third Party in such country after receipt of Regulatory Approval for such Licensed Product.  Sales prior to receipt of Regulatory Approval for a Licensed Product, if any, including so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” in each case, will not be construed as a First Commercial Sale with respect to such Licensed Product.

1.73	“First Financing” means TIANSHI’s first financing consummated substantially contemporaneously with the Effective Date for the primary purpose of raising capital.
1.74

“First Lyophilization Milestone” means (a) the achievement of the criteria set forth on Schedule 1.75 (Lyophilization Milestone Specifications) as “First Milestone Criteria,” or (b) CASI or TIANSHI’s decision to designate and approve a Licensed Product in a lyophilized form as acceptable for use in a clinical bridging study (a Licensed Product meeting such criteria in clause (a) or designated by CASI or TIANSHI in clause (b), a “Lyophilized Product”).

1.75

“FTE” means the equivalent of the work of one duly qualified employee of CASI full time for one year (consisting of a total of 1,880 hours per year). The portion of an FTE billable by CASI for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on 1,880 working hours per Calendar Year.

1.76	“FTE Rate” means $300,000 per FTE per Calendar Year.
1.77	“GAAP” means U.S. generally accepted accounting principles, as then current at the relevant time and as consistently applied by the applicable Party.
1.78

“Good Clinical Practices” or “GCP” means Good Clinical Practice as promulgated by the FDA under and in accordance with the FD&C Act (Title 21 of the U.S. Code, Section 301 et seq.), Title 21, Parts 312 of the U.S. Code of Federal Regulations, and the guidelines and standards published by the FDA that relate thereto as may be amended from time to time, or any successors thereto.  To the extent consistent with U.S. law, “GCP” also includes the practices and standards described in the Guidelines on Principles of Good Clinical Practice in Conduct of EU Clinical Trials as promulgated by the European Commission under European Directive 2001/20/EC and the ICH Harmonised Tripartite Guideline for Good Clinical Practice (ICH E6) and any analogous practices, standards guidelines and regulations promulgated by any applicable Regulatory Authority in any

Execution Version

country or jurisdiction in the Territory, as each may be amended from time to time, or any successors thereto.

1.79

“Good Laboratory Practices” or “GLP” means Good Laboratory Practices as promulgated by the FDA under and in accordance with the FD&C Act (Title 21 of the U.S. Code, Section 342 et seq), Title 21, Part 58 of the U.S. Code of Federal Regulations, and the guidelines and standards published by the FDA that relate thereto as may be amended from time to time, or any successors thereto.  To the extent consistent with U.S. law, “GLP” also includes the principles of good laboratory practice as set out in Directives 2004/9/EC and 2004/10/EC (as supplemented by the OECD Principles of Good Laboratory Practices), all applicable national implementing legislation and guidelines, and all applicable equivalent regulatory requirements of a Regulatory Authority in any country or jurisdiction in the Territory, as each may be amended from time to time, or any successors thereto.

1.80

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial, or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).

1.81	“Grandfathered Products” has the meaning set forth in Section 2.3.2 (Acquisitions by Third Parties).
1.82	“IBA Rules” has the meaning set forth on Schedule 12.2 (Arbitration Procedures).
1.83	“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.84

“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the U.S. required to commence human clinical trials in such country or region (such as an application for a Clinical Trial Authorization in the E.U.), and all supplements or amendments that may be filed with respect to the foregoing.

1.85	“Indemnification Claim Notice” has the meaning set forth in Section 9.3.1 (Notice of Claim).
1.86	“Indemnified Party” has the meaning set forth in Section 9.3.1 (Notice of Claim).
1.87	“Indemnifying Party” has the meaning set forth in Section 9.3.1 (Notice of Claim).
1.88	“Indemnitee” has the meaning set forth in Section 9.3.1 (Notice of Claim).
1.89	“Infringement Claim” has the meaning set forth in Section 7.3.1 (Notice of Infringement Claims).
1.90

“Inventions” means any new and useful process, manufacture, or composition of matter, know-how, or other invention that is first developed and invented, by either Party or jointly by the Parties in connection with performance of activities under this Agreement.

1.91

“Joint Know-How” means all Inventions, technical data, reports, information, procedures, techniques, and other Know-How developed or invented in the course of performance of activities under this Agreement where the inventors of the applicable Invention or other Know-How are employees, agents, or independent contractors of both CASI and TIANSHI, or their respective Affiliates or Sublicensees.

Execution Version

1.92	“Joint Patent Rights” means any Patent Right that claims priority to a date during the Term and Covers Joint Know-How.
1.93	“Joint Technology” means all Joint Know-How and Joint Patent Rights.
1.94

“Know-How” means any and all proprietary information (including scientific, technical, or regulatory information), data (including physical data such as laboratory notes and laboratory notebooks, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), discoveries, materials, results, records, Inventions, improvements, modifications, protocols, formulas, dosage regimens, control assays, processes, techniques, methods, assays, compositions, chemical or biological materials, designs, articles of manufacture, formulations, discoveries, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets of any kind, including sequence information, vectors and host cells that include DNA, in each case, whether or not copyrightable, patented, or patentable, or in written, electronic or any other form now known or hereafter developed.

1.95

“Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, anywhere in the world.

1.96	“Licensed Compound” means CID-103, also known as TSK011010, Controlled by CASI, the primary mechanism of which is the inhibition of CD38.
1.97

“Licensed Product” means any pharmaceutical composition or preparation comprising or containing the Licensed Compound, alone or in combination with one or more other active ingredients, in any and all forms, presentations, formulations, dosages, dosage forms, strengths, and modes of administration, and including any improvements to any of the foregoing. Licensed Products include all Adimab Products, Existing Licensed Products, and Next Generation Licensed Products.

1.98	“Losses” means, collectively, liability, damage, tax, costs, loss or expense (including reasonable outside attorneys’ fees and expenses of litigation).
1.99	“Lyophilized Product” has the meaning set forth in Section 1.73 (First Lyophilization Milestone).
1.100

“MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction (and all supplements and amendments thereto), which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction, including (a) all New Drug Applications and Biologics License Applications submitted to the FDA in the U.S. in accordance with the FD&C Act with respect to a biologic or pharmaceutical product, (b) all MAAs submitted to (i) the EMA under the centralized EMA filing procedure in the E.U. or (ii) a Regulatory Authority in any country in the E.U. if the centralized EMA filing procedure is not used to gain Regulatory Approval in such country, (c) Japanese New Drug Application submitted to the PMDA in Japan, (d) application to commercially market or sell a pharmaceutical or biologic product submitted to the National Medical Products Administration in China, or (e) any analogous application or submission to any Regulatory Authority in any other country or regulatory jurisdiction, and in each case ((a) – (e)), all supplements or amendments that may be filed with respect to any of the foregoing.

Execution Version

1.101	“Major European Country” means Germany, France, Spain, Italy, and, as constituted as of the Effective Date, the United Kingdom.
1.102

“Manufacture” or “Manufacturing” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, inspection, testing, shipping, storage, supply, handling, or freight of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including cell line development, quality assurance and stability testing, characterization testing, manufacturing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, quality control, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture, analytic development and supply, initial manufacturing licenses, approvals and inspections, qualification and validation of Third Party contract manufacturers, stability and release testing, equipment validation, testing and release, packaging development and final packaging and labeling, shipping configurations and shipping studies, and product characterization, and overseeing the conduct of any of the foregoing but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” and “Manufactured” will be construed accordingly.

1.103

“Marketing Approval” means, with respect to a Licensed Product, all approvals (including supplements, amendments, pre- and post-approvals), permits, licenses, registrations and authorizations necessary for the Commercialization of such Licensed Product in the Territory, including receipt of all Regulatory Approvals and Reimbursement Approvals.

1.104

“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Licensed Products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.105

“Milestone Events” means each of (a) the Development Milestone Events set forth in Section 6.3.1(a) (Milestone Payments for Lyophilized Form), Section 6.3.1(b) (Milestone Payments for Existing Licensed Products), Section 6.3.1(c) (Milestone Payments for Next Generation Licensed Products), and (b) the Sales Milestone Events.

1.106

“Milestone Payments” means each of (a) the Development Milestone Payments set forth in Section 6.3.1(a) (Milestone Payments for Lyophilized Form), Section 6.3.1(b) (Milestone Payments for Existing Licensed Products), Section 6.3.1(c) (Milestone Payments for Next Generation Licensed Products), and (b) the Sales Milestone Payments.

1.107

“Net Sales” means, with respect to any Licensed Product and a given country or jurisdiction for the purposes of determining royalties payable to CASI pursuant to Section 6.4.1(b) (Region-Specific Royalty Rates for Existing Licensed Products) and Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products), the gross amount invoiced by TIANSHI or its Affiliates (not including CASI) or Sublicensees (excluding any Third Party Distributors), including gross amounts invoiced to wholesalers and Third Party Distributors, to each Third Party receiving Licensed Product in arm’s length transactions in such country or jurisdiction, less the

Execution Version

following deductions from such total amounts that are actually incurred, allowed, accrued, or specifically allocated:

(a)	credits, price adjustments, or allowances for damaged products, and returns or rejections of such Licensed Product;
(b)	trade, cash, and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing that have already been included in the gross amount invoiced);
(c)

chargeback payments and rebates (or the equivalent thereof), retroactive or otherwise, granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local, and other governments, including their agencies, or to trade customers;

(d)

any invoiced freight, postage, shipping, insurance, and other transportation charges, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Licensed Product;

(e)

sales, value-added (to the extent not refundable in accordance with Law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale);

(f)

the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers, or Medicare Prescription Drug Plans relating to such Licensed Product;

(g)

any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of such Licensed Product, where for purposes of this Net Sales definition, a “Delivery System” means any delivery system designed to assist in the administration of such Licensed Product;

(h)	any reserves for uncollected amounts, including bad debt;
(i)

that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Licensed Products; and

(j)	any other similar and customary deductions that are consistent with GAAP, but which may not be duplicative of the deductions specified in (a) – (i) above.

Net Sales will include the amount or fair market value of all other consideration received by TIANSHI or its Affiliates or Sublicensees in respect of the Licensed Product, whether such consideration is in cash, payment in kind, exchange, or other form. For purposes of calculating Net Sales, all Net Sales will be converted into Dollars in accordance with Section 6.5 (Foreign Exchange).

For this definition:

(i)	the transfer of Licensed Product by or among TIANSHI or its Affiliates or Sublicensees is not considered a sale; and

Execution Version

(ii)	Net Sales will not include transfers or dispositions for charitable, donation, promotional, compassionate use, pre-clinical, clinical, regulatory or governmental purposes.
(A)

If, with respect to a Combination Product, TIANSHI or its Affiliate or Sublicensee separately sells in such country or other jurisdiction, (1) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (2) products containing as their sole active ingredients the other active ingredients in such Combination Product, then the Net Sales attributable to such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is TIANSHI’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price for the Mono Product in such country or other jurisdiction during the period to which the Net Sales calculation applies and “B” is TIANSHI’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price for products that contain as their sole active ingredients the Other Components in such Combination Product in such country or other jurisdiction during the period to which the Net Sales calculation applies.

(B)

If, with respect to a Combination Product, TIANSHI or its Affiliate or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, then the Net Sales attributable to such Combination Product will be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “C” is TIANSHI’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price for such Combination Product in such country or other jurisdiction during the period to which the Net Sales calculation applies.

(C)

If, with respect to a Combination Product, TIANSHI and its Affiliates and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but separately sells products containing as their sole active ingredients the other active ingredients contained in such Combination Product, then the Net Sales attributable to such Combination Product will be calculated by multiplying the Net Sales of such Combination Product by the fraction (C-B)/C.

(D)

If, with respect to a Combination Product, TIANSHI and its Affiliates and Sublicensees do not separately sell in such country or other jurisdiction any of the Mono Product or the Other Components in such Combination Product, then the Net Sales attributable to such Combination Product will be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such Other Components. If the Parties cannot agree on such relative value, then TIANSHI will have final decision-making with respect to such allocation of value.

1.108	“New License Agreement” has the meaning set forth in Section 12.1.6 (Sublicense Continuation Upon Termination).

Execution Version

1.109

“Next Generation Licensed Product” means any Licensed Product other than an Existing Licensed Product. “Next Generation Licensed Products” include any (a) antibody drug conjugate, (b) antibody radionuclide conjugate, (c) radioligand, (d) bispecific antibody, in each case ((a)-(d)), that includes a Licensed Compound, or (e) any re-engineered version of any Licensed Compound in existence as of the Effective Date, including to enhance antibody-dependent cellular toxicity.

1.110

“Patent Challenge” means, with respect to any CASI Patent Rights, to contest the validity or enforceability of any such CASI Patent Rights, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office, the European Patent Office, and the United States International Trade Commission.  As used in this term “Patent Challenge”, the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such CASI Patent Rights; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such CASI Patent Rights, or any portion thereof; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such CASI Patent Rights, or any portion thereof; (d) any foreign equivalent of clauses (a), (b), or (c) in the Territory outside of the United States; or (e) filing or commencing any opposition, nullity or similar proceedings challenging the validity of any such CASI Patent Rights in any country outside the United States; but excluding (i) filing a request under 35 U.S.C. § 302 for re-examination of any such CASI Patent Rights, (ii) filing a request under 35 U.S.C. § 251 for a reissue of any such CASI Patent Rights, or (iii) any foreign equivalents of the foregoing clauses (i) or (ii) applicable in the Territory outside of the United States.

1.111

“Patent Rights” means any and all (a) patent applications (filed or in preparation) and issued patents, including, all national, regional, and international patents and patent applications; provisionals; continuations; divisionals; continuations-in-part; continued prosecution applications; reissues, renewals, substitutions, reexaminations, and revivals thereof; (b) patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention; and (c) extensions (including pediatric exclusivity, patent term extension and supplementary patent certificate) or restorations of the patents described above by existing or future extension or restoration mechanisms.

1.112

“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplemental protection certificates and any other extensions that are available as of the Effective Date or become available in the future.

1.113	“Person” means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a government or political subdivision or an agency thereof.
1.114	“Phase III Clinical Trial” means a human clinical trial in any country described in 21 C.F.R. §312.21(c), or an equivalent clinical study required by a Regulatory Authority outside the United States.
1.115	“PHSA” means the United States Public Health Service Act, 42 U.S.C. §§ 201 et seq., as amended from time to time.
1.116	“PMDA” means the Pharmaceuticals and Medical Devices Agency or any successor entity.
1.117	“President Arbitrator” has the meaning set forth on Schedule 12.2 (Arbitration Procedures).

Execution Version

1.118

“Product Trademarks” means the Trademarks to be used by TIANSHI or its Affiliates or Sublicensees in connection with the Exploitation of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory.

1.119	“Purple Book” has the meaning set forth in Section 7.5 (Patent Listing).
1.120	“Qualifications” has the meaning set forth on Schedule 12.2 (Arbitration Procedures).
1.121	“Receiving Party” has the meaning set forth in Section 10.1 (Confidential Information).
1.122	“Recovery” has the meaning set forth in Section 7.4.2(d)(v) (Cooperation; Damages).
1.123

“Regulatory Approval” means, with in any given jurisdiction, approval to market a Licensed Product legally as a drug or biologic, including approval of a Biologic License Application (as defined in the U.S. FD&C Act) and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States, or approval of a comparable filing in the United States or any other jurisdiction.  Reimbursement Approval need not be obtained in order for Regulatory Approval to be achieved.

1.124

“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, Reimbursement Approval of a Licensed Compound or Licensed Product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including the FDA, the EMA, the European Commission, the PMDA, and in each case, including any successor thereto.

1.125

“Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data, and all other documentation submitted, or recommended or required to be submitted, to Regulatory Authorities in connection with any Regulatory Submission for a Licensed Compound or Licensed Product (including any applicable DMFs, CMC data, or similar documentation).

1.126

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory, other than a Patent Right, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for Regulatory Approval of a Biosimilar Product, or (b) Commercializing a Licensed Product or a Biosimilar Product, including orphan drug exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

1.127

“Regulatory Submissions” means INDs, MAAs, clinical trial applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from or otherwise conducted with a Regulatory Authority to Exploit a Licensed Product in a particular country or jurisdiction.

1.128

“Reimbursement Approval” means, with respect to a country, if applicable, the approval, agreement, determination, or decision establishing the pricing or reimbursement for a pharmaceutical or biologic product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities negotiate, approve, or determine the price or reimbursement of pharmaceutical or biologic products.

Execution Version

1.129	“Royalty Payments” means the Adimab Royalty Payments, Black Belt Royalty Payment or CASI Royalty Payments, as applicable.
1.130	“Royalty Report” has the meaning set forth in Section 6.4.2(a) (Royalty Reports).
1.131	“Royalty Term” means the Adimab Royalty Term, Black Belt Royalty Term or the CASI Royalty Term, as applicable.
1.132	“Second Financing” has the meaning set forth in Section 6.1.2.
1.133

“Sales Milestone Event” means each of the sales milestone events set forth in TABLE 6.3.2(a) (Existing Licensed Product Sales Milestones) and TABLE 6.3.2(b) (Next Generation Licensed Product Sales Milestones).

1.134

“Sales Milestone Payment” means each of the one-time milestone payments set forth in TABLE 6.3.2(a) (Existing Licensed Product Sales Milestones) and TABLE 6.3.2(b) (Next Generation Licensed Product Sales Milestones).

1.135	“Second Lyophilization Milestone” means the achievement of the criteria set forth on Schedule 1.75 (Lyophilization Milestone Specifications) as “Second Milestone Criteria.”
1.136

“Sublicensee” means any Person to which a further sublicense is granted pursuant to this Agreement.  For clarity, wholesalers, or resellers of Licensed Product that perform their activities on behalf of TIANSHI or Third Party Distributors will not be considered Sublicensees.

1.137	“Technology Transfer Period” means the period commencing on the receipt by CASI of the $5,000,000 upfront payment referred to in Section 6.1.1 and ending six months thereafter.
1.138	“Term” has the meaning set forth in Section 11.1 (Term).
1.139	“Territory” means all countries worldwide.
1.140

“Third Party” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority, or other entity or body other than CASI or TIANSHI or an Affiliate of either of them.

1.141	“Third Party Agreements” means (a) the Adimab Agreement, (b) the Cellca Agreement and (c) the Black Belt License Agreement.
1.142

“Third Party Claim” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise) that are brought by a Third Party not affiliated with or employed by a Party or an Affiliate of such Party.

1.143

“Third Party Distributor” means, with respect to any country, any Third Party that purchases all its requirements for Licensed Products in such country from TIANSHI or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market and resell such Licensed Product in such country, even if such Third Party is granted ancillary rights to Develop, package, or obtain Regulatory Approval of such Licensed Product in order to distribute, market, or sell such Licensed Product in such country.

Execution Version

1.144	“Third Party Milestone Payment” has the meaning set forth in Section 6.3.1(e) (Milestone Payments Under the Cellca Agreement).
1.145	“TIANSHI” has the meaning set forth in the preamble hereto.
1.146	“TIANSHI CDP” has the meaning set forth in Section 5.3.
1.147	“TIANSHI Development Milestone Payment” has the meaning set forth in Section 6.3.1.
1.148	“TIANSHI Sales Milestone Payment” has the meaning set forth in Section 6.3.2.2.4
1.149

“Trademark” means any word, name, symbol, color, designation, or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol, or domain names, whether or not registered.

1.150	“TSK011010” means CID-103, the CD38 inhibitor that is further described on Schedule 1.150 (TSK011010 Compound).
1.151	“Tusk” means Tusk Therapeutics, Ltd., Tusk Therapeutics N.V., and Tusk Therapeutics SA.
1.152	“U.S.” means the United States of America, including all possessions and territories thereof.
1.153

“Valid Claim” means a claim of (a) any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability; or (b) a pending patent application that is filed and prosecuted in good faith that has not been pending for more than eight years from its earliest priority date.

ARTICLE 2

SUBLICENSE

2.1

Sublicense Grants to TIANSHI.  CASI hereby grants to TIANSHI an exclusive (even as to CASI and its Affiliates but subject to Section 5.5 and any other rights or obligations of CASI set forth under this Agreement), perpetual (subject to Article 11 (Term; Termination) and Article 12 (Effects of Termination)), worldwide sublicense, with the right to freely grant further sublicenses (subject to Section 2.2 (Sublicensing)), under the CASI Technology to Exploit the Licensed Compound and Licensed Product in the Field in the Territory.

2.2	Sublicensing.
2.2.1

Sublicense Rights.  TIANSHI may further sublicense the rights and obligations granted to it under Section 2.1 (Sublicense Grants to TIANSHI) through multiple tiers to one or more Affiliates or Third Parties; provided that in each such case:

(a)

any Sublicensee will carry out the applicable responsibilities of TIANSHI under this Agreement in connection with such sublicensed rights, and TIANSHI shall be fully responsible to CASI under this Agreement for all acts and omissions of any Sublicensee as if TIANSHI were itself exercising such sublicensed rights and performing such sublicensed obligations under this Agreement;

Execution Version

(b)

any sublicense of the rights shall impose like obligations on the Sublicensee as are imposed on TIANSHI under this Agreement, including under this Section 2.2 (Sublicensing), Article 5 (Exploitation of Licensed Products), Section 6.3 (Milestone Payments), Section 6.4 (Royalties), Section 6.8 (Records), Section 6.9 (Audits), Article 7 (Intellectual Property Matters), Section 9.2 (Indemnification by TIANSHI), Article 10 (Confidentiality), Article 11 (Term; Termination), and Article 12 (Effects of Termination). TIANSHI must ensure that all the terms of each sublicense are consistent with the terms of this Agreement and shall further ensure that all Sublicensees duly comply with the applicable sublicense or promptly terminate any Sublicensee not in compliance therewith; and

(c)

within 10 Business Days of the grant of any sublicense of the rights and obligations granted to TIANSHI under Section 2.1 (Sublicense Grants to TIANSHI), TIANSHI will provide CASI with a copy of such sublicense; provided that TIANSHI may redact from such sublicense any information that is not necessary to verify the compliance of such sublicense agreement with the terms of this Section 2.2 (Sublicensing).

2.2.2

Subcontracting.  In addition to TIANSHI’s right to grant sublicenses pursuant to Section 2.2.1 (Sublicense Rights), TIANSHI may Develop, Manufacture, perform Medical Affairs with respect to, Commercialize, and otherwise Exploit the Licensed Compounds and Licensed Products through one or more Affiliates or Third Party subcontractors (provided that no sublicense is granted, in which case the terms of Section 2.2.1 (Sublicense Rights) shall apply), and TIANSHI shall be fully responsible to CASI under this Agreement for all acts and omissions of any Affiliate or Third Party subcontractor as if TIANSHI were itself performing such subcontracted acts under this Agreement.

2.3	Non-Compete.
2.3.1

Covenant.  Subject to Section 2.3.2 (Acquisitions by Third Parties), except as expressly permitted under this Agreement, during the Term TIANSHI will not, and will ensure that its Affiliates do not, independently or for or with any Third Party (including through the grant of any license or option to any Affiliate or Third Party), (a) Exploit any Competitive Product in the Territory, or (b) license, sell, assign, or otherwise grant rights to any Third Party under any Know-How, Patent Rights, or other intellectual property rights Controlled by CASI or any of its Affiliates to Exploit any Competitive Product  in the Territory, (c) provide or otherwise make available to any Third Party any Competitive Product, or (d) engage in any Development activities that are primarily directed to CD38 (the “Competitive Activities”) other than the Licensed Compound or Licensed Product in accordance with this Agreement.

2.3.2

Acquisitions by Third Parties.  Neither TIANSHI nor any of its Affiliates will be in breach of the restrictions set forth in Section 2.3.1 (Covenant) if such Person undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of such Change of Control, the “Acquired Party”) that is (either directly or through an Affiliate, or in collaboration with such Third Party) actively performing Competitive Activities with respect to one or more Competitive Products immediately prior to the consummation of such Change of Control transaction (such Competitive Products being Exploited by the Acquired Party immediately prior to the consummation of such Change of Control, “Grandfathered Products”); provided that TIANSHI will (subject to any applicable confidentiality obligations) as soon as reasonably possible provide written notice to CASI of each such Change of Control and all Grandfathered Products. In such case, such Acquired Party may continue to perform the

Execution Version

applicable Competitive Activities with respect to such Grandfathered Products after such Change of Control only if and for so long as no CASI Technology is used by or on behalf of such Acquired Party or its Affiliates in connection with any subsequent performance of any such Competitive Activities with respect to any such Grandfathered Products.

2.4	[***]
2.5

No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party will be deemed to have granted the other Party any license or other right to any intellectual property of such Party, whether by estoppel, implication, or otherwise.

ARTICLE 3

GOVERNANCE

3.1

Joint Steering Committee.  Within [***] days from the Effective Date or other period mutually agreed by the Parties, the Parties shall form a joint steering committee (the “JSC” or “Joint Steering Committee”) with equal representation of [***]  representatives from each Party to provide a forum for data sharing, communication and issue management and to generally oversee the conduct of the collaboration pursuant to the Agreement, including exchange and coordination with respect to Development, regulatory, patent, Manufacturing and Commercialization strategies for the Licensed Compound and the Licensed Product in the Field.  The Parties shall notify one another in writing of any change in the membership of the JSC. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JSC for such Party. Each Party will designate one member of the JSC, which shall be drawn from the ranks of senior management of each Party, as a “Co-Chairperson.”

3.2

Joint Project Team.  The JSC shall form sub-committees as mutually agreed upon by the Parties, including a joint project team (the “Joint Project Team”). The Joint Project Team and the sub-committees shall have representation appropriate for the given tasks and objectives. The JSC’s responsibilities shall include, without limitation, the following activities: [***]

3.3

Decisions.  Decisions by the JSC shall be by consensus, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting.  Decisions of the JSC can also be made by a written resolution, signed by a designated representative of each of the Parties. In the event the JSC is unable to reach consensus on a matter and such matter is unable to be resolved by the Senior Officers within the period of [***] Business Days then [***].

3.4

Meetings of the JSC.  Subject to the provisions in the next sentence, the JSC shall hold meetings at least once each Calendar Quarter (unless otherwise unanimously agreed by the JSC) at such times and places as shall be determined by the JSC (including by videoconference, telephone, or web conference), but in no event shall such meetings be held in person less frequently than once per Calendar Year (unless otherwise unanimously agreed by the JSC or for force majeure reasons such as travel restrictions from a pandemic). The first JSC meeting shall be held as soon as possible, but no later than [***] days after the Effective Date. At least [***] of the JSC will constitute a quorum for any meeting, provided that at least one (1) representative from each Party is present. Each Co-Chairperson will on an alternate basis be responsible for organizing the meetings of the JSC and for distributing the agenda of the meetings but will have no additional powers or rights beyond those held by the other representatives to the JSC. The responsible Co-Chairperson will include on the agenda any item within the scope of the responsibility of the JSC that is requested to be included by a Party and will distribute the agenda to the Parties no less than [***] Business Days before any meeting of the JSC. A Party may invite other senior personnel of their organization

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to attend meetings of the JSC, as appropriate; provided, however, that such other senior personnel shall not have any duties of a JSC member. Each Party shall be responsible for its travel costs incurred for attending JSC meetings.

3.5

Meeting Minutes.  Minutes will be kept of all JSC meetings by the responsible Co-Chairperson for that JSC meeting and sent to all members of the JSC for review and approval within [***]  Business Days after each meeting. Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC within [***] Business Days of receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

ARTICLE 4

TRANSFERS TO TIANSHI

4.1

Know-How Transfer.  During the Technology Transfer Period, CASI shall transfer to TIANSHI certain information, data, materials and Know-How Controlled by CASI as of the Effective Date that are necessary or reasonably useful for the Development of the Licensed Compound and the Licensed Product in the Field. CASI shall provide TIANSHI with reasonable technical assistance to help TIANSHI to understand and use the materials and Know-How to Develop the Licensed Compound and the Licensed Product in the Field. CASI would provide TIANSHI with certain existing preclinical, CMC, clinical, and regulatory documentation and assistance as necessary to support Development and Regulatory Approval of the Licensed Compound and the Licensed Product in the Field. [***]

4.2

Assistance and Costs.  During the Technology Transfer Period, CASI will cause employees of CASI who are familiar with the Licensed Compound and Licensed Product to use reasonable efforts to effect the transfer of Know-How in accordance with the terms of Section 4.1 (Know-How Transfer). [***]

4.3

Additional Assistance.  Following the conclusion of the Technology Transfer Period, in addition to the assistance to be provided by CASI pursuant to Section 4.1 (Assistance and Costs), CASI will use its reasonable efforts to provide additional support to TIANSHI at TIANSHI’s sole cost and expense, to the extent agreed by the Parties and reasonably necessary for TIANSHI to obtain any Regulatory Approval for any Licensed Product, including clearance of all INDs and approval of all MAAs. [***]

ARTICLE 5

EXPLOITATION OF LICENSED PRODUCT

5.1

Overview.  Subject to Section 3.3, Section 5.5 and Section 5.6, TIANSHI will have sole control over and decision-making authority with respect to, the Exploitation of the Licensed Compound and Licensed Product in the Field in the Territory, at TIANSHI’s cost and expense, including the preparation, filing, submission, and maintenance of all MAAs and other Regulatory Submissions and Regulatory Approvals in its own name (or the name of any designee of TIANSHI).

5.2

Development.  TIANSHI shall have the sole responsibility to Develop the Licensed Product and to conduct (either by itself or through its Affiliates, agents, subcontractors or Sublicensees) all clinical trials and non-clinical studies, including the [***] , required for Regulatory Submissions and Regulatory Approvals for the Licensed Product in the Field in the Territory at TIANSHI’s cost and expense.  During the Term, TIANSHI shall use Commercially Reasonable Efforts, including,

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when appropriate in its discretion, the use of third party experts and external consultants at its own cost, to file and prosecute applications, documents, and other formalities that are necessary or reasonably useful for the registration with the relevant authorities in the Territory to research, Develop (including without limitation conduct clinical trials for), Commercialize, Manufacture, distribute, market and sell the Licensed Product in the Territory.

5.3

Clinical Development Plan.  Within [***] after the Effective Date, TIANSHI will provide CASI a clinical development plan and timelines for the Development of the Licensed Product in the Field in the Territory (the “TIANSHI CDP”). TIANSHI shall describe in reasonable details the Development activities within their corresponding estimated timelines to be performed as well as corresponding decision points and milestones to further the Development process and to obtain Regulatory Approval for the Licensed Product in each region in the Territory. TIANSHI will keep CASI regularly updated of any material changes or amendments to the TIANSHI CDP by providing CASI with an amended clinical development plan promptly after any such material changes or amendments are made.

5.4

Diligence Obligations. TIANSHI will, itself or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Licensed Compound and the Licensed Product in at least two (2) indications in the Field in each of the U.S., China, Japan, and the E.U. Following Regulatory Approval for a Licensed Product in the Field in each of the U.S., China, Japan, or the E.U., TIANSHI will use Commercially Reasonable Efforts to Commercialize such Licensed Product in each such country or jurisdiction (as applicable) where such Regulatory Approval has been granted.[***] Nothing in this Section 5.4 (Diligence Obligations) shall derogate from TIANSHI’s obligation to comply with the diligence obligations under the Adimab Agreement, in particular Section 3.3 of such agreement. Schedule 1.4 (Adimab Agreement Key Terms) sets forth certain key terms in the Adimab Agreement with which TIANSHI agrees to comply.

5.5	[***]
5.6

Manufacturing and Supply.  CASI shall be responsible for the manufacturing and supply of the Licensed Compound and the Licensed Product, both clinical trial material and commercial product.  [***]In the event that CASI agrees to a technology transfer of the manufacturing process for the Licensed Compound or Licensed Product to TIANSHI or a third party subcontractor of TIANSHI, the Parties shall enter into a manufacturing supply agreement which will set out specific terms and conditions for: (a) the supply of the Licensed Compound and the Licensed Product by TIANSHI or a third party subcontractor of TIANSHI, to CASI, its Affiliates and any CASI Sublicensees; and (b) the sharing of manufacturing and batch data between TIANSHI and CASI.

5.7

Right of Reference.  As of the Effective Date, CASI hereby grants to TIANSHI a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the U.S.), to, and a right to copy, access, and otherwise use, all information and data for each Licensed Compound or Licensed Product included in any Regulatory Submissions Controlled by CASI or its (sub)licensees, or otherwise filed by or on behalf of CASI with any Regulatory Authority in any country in the Territory that relates to any Licensed Compound or Licensed Product, and CASI will provide a signed statement to this effect if requested by TIANSHI, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Law outside of the U.S.).

5.8	Adverse Event Reporting. Subject to Section 3.3, TIANSHI will have sole control over, and decision-making with respect to, all processing of information related to any adverse events for the

Execution Version

Licensed Compound and Licensed Product in the Field, including any information regarding such adverse events that is received from a Third Party. TIANSHI will own the global safety database for the Licensed Product in the Field.

5.9

Reports.  No later than [***] days after the end of every Calendar Year, TIANSHI will furnish CASI with high level written reports summarizing TIANSHI’s and its Affiliates’ and Sublicensees’ efforts to Develop and Commercialize the Licensed Compound and Licensed Product in the Field in the Territory. From time to time, TIANSHI will notify CASI of any significant changes to TIANSHI’s or its Affiliates’ or its Sublicensees’ Development and Commercialization of the Licensed Compound and Licensed Product in the Field in the Territory. In addition, upon reasonable written request of CASI, TIANSHI will provide updates to CASI by telephone of TIANSHI’s Development and Commercialization activities. Each such update will summarize TIANSHI’s significant Development and Commercialization activities with respect to the Licensed Compound and Licensed Product in the Field in the Territory to the extent that TIANSHI has the right to disclose such information to CASI without violating any confidentiality or other obligations to any Third Party. If Adimab requires a face to face meeting with TIANSHI (in accordance with Section 3.3 of the Adimab Agreement) then TIANSHI will comply with such a request. For clarity, CASI shall have the right to provide a copy of any such report to Black Belt for CASI to comply with its obligations under the Black Belt License Agreement.

ARTICLE 6

PAYMENTS

6.1	Upfront Payment. TIANSHI shall pay CASI a non-refundable, non-creditable cash payment of [***] according to the following schedule:
6.1.1	TIANSHI shall pay CASI [***] no later than [***]
6.1.2	TIANSHI shall pay CASI [***] no later than [***]
6.2	[***]
6.3	Milestone Payments.
6.3.1

Development Milestones.  In further consideration of the rights granted to TIANSHI hereunder, TIANSHI, its Affiliates, or Sublicensees, shall pay  [***]  of all the following Development Milestone Payments, as outlined in the Black Belt License Agreement (hereunder), including all pass-through milestone payments to Adimab and CellCa (each, a “TIANSHI Development Milestone Payment”). Each TIANSHI Development Milestone Payment by TIANSHI shall be paid directly to CASI at the time each Development Milestone Event is achieved by TIANSHI, CASI, or their Affiliates or sublicensees.  If TIANSHI terminates this Agreement with CASI and all rights revert back to CASI, then TIANSHI shall no longer be responsible for paying  [***]  of any subsequent Development Milestones Payments from the time of this Agreement reversion back to CASI. TIANSHI, its Affiliates, or Sublicensees, shall pay  [***]  of the following Development Milestone Payments, as outlined in the Black Belt License Agreement, including all pass-through milestone payments to Adimab and CellCa, if CASI terminates its Development of the Licensed Compound or the Licensed Product outside the Field and TIANSHI continues to Develop the Licensed Compound or the Licensed Product in the Field. For clarity, TIANSHI shall not be responsible for paying any Development Milestone Payments that have already been paid by CASI as of the Effective Date.

Execution Version

(a)

Milestone Payments for Lyophilized Form.  Subject to Section 6.3.1, TIANSHI will make the applicable TIANSHI Development Milestone Payments to CASI based on TABLE 6.3.1(a) (Lyophilization Milestone Payments) upon the achievement by TIANSHI, CASI or their Affiliates or sublicensees of each of the Development Milestone Events set forth in TABLE 6.3.1(a) (Lyophilization Milestone Payments) below. The Development Milestone Payments set forth in TABLE 6.3.1(a) (Lyophilization Milestone Payments) will each be payable one time in accordance with Section 6.3.1(f) (Notice and Payment) upon the first achievement of the applicable Development Milestone Event. If TIANSHI or its Affiliates or Sublicensees achieve all Development Milestone Events set forth in TABLE 6.3.1(a) (Lyophilization Milestone Payments) (regardless of the number of times such events occur or the number of Licensed Products that trigger such event), then the maximum amount payable by TIANSHI under this Section 6.3.1(a) (Milestone Payments for Lyophilized Form) is [***]  For clarity, if CASI has not terminated its Development of the Licensed Compound or the Licensed Product, the maximum amount payable by TIANSHI under this Section 6.3.1(a) (Milestone Payments for Lyophilized Form) is  [***] .

Table 6.3.1(a) – Lyophilization Milestone Events
Development Milestone Event	Development Milestone Payments
1. First Lyophilization Milestone	[***]
2. Second Lyophilization Milestone	[***]

(b)

Milestone Payments for Existing Licensed Products. Subject to Section 6.3.1, TIANSHI will make the applicable TIANSHI Development Milestone Payments to CASI based on TABLE 6.3.1(b) (Development Milestones for Existing Licensed Products) upon the achievement by TIANSHI, CASI or their Affiliates or sublicensees of each of the Development Milestone Events set forth in TABLE 6.3.1(b) (Development Milestones for Existing Products) below. The Development Milestone Payments set forth in TABLE 6.3.1(b) (Development Milestones for Existing Licensed Products) will be payable one-time in accordance with Section 6.3.1(f) (Notice and Payment) upon the achievement of the applicable Development Milestone Event by the first Existing Licensed Product. If TIANSHI or its Affiliates or Sublicensees achieve all Development Milestone Events set forth in TABLE 6.3.1(b) (Development Milestones for Existing Licensed Products) (regardless of the number of times such events occur or the number of Existing Licensed Products that trigger such event), then the maximum amount payable by TIANSHI under this Section 6.3.1(b) (Milestone Payments for Existing Licensed Products) is  [***] . For clarity, if CASI has not terminated its Development of the Licensed Compound or the Licensed Product, the maximum amount payable by TIANSHI under this Section 6.3.1(b) (Milestone Payments for Existing Licensed Products) is  [***] .

Table 6.3.1(b) – Development Milestones for Existing Licensed Products
Development Milestone Event	Development Milestone Payments
1. Receipt of Regulatory Approval in the U.S. for the first Existing Licensed Product	[***]
2. Receipt of Regulatory Approval for the first Existing Licensed Product in any country in the E.U.	[***]
3. Receipt of Regulatory Approval in China for the first Existing Licensed Product	[***]

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4. Receipt of Regulatory Approval in Japan for the first Existing Licensed Product	[***]

(c)

Milestone Payments for Next Generation Licensed Products. Subject to Section 6.3.1, TIANSHI will make the applicable TIANSHI Development Milestone Payments to CASI based on TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products) upon the achievement by TIANSHI or CASI or their Affiliates or sublicensees, as applicable, of each of the Development Milestone Events set forth in TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products) below. The Development Milestone Payments set forth in TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products) will be payable in accordance with Section 6.3.1(f) (Notice and Payment) upon the achievement of the applicable Development Milestone Event by the first three Next Generation Licensed Products to achieve the applicable Development Milestone Event. No Development Milestone Payments will be payable in respect of the achievement of any Development Milestone Event set forth in TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products) by any subsequent Next Generation Licensed Product. If TIANSHI or its Affiliates or Sublicensees achieve all Development Milestone Events set forth in TABLE 6.3.1(c) (Development Milestones for Next Generation Licensed Products) (regardless of the number of times such events occur or the number of Next Generation Licensed Products that trigger such event), then the maximum amount payable by TIANSHI under this Section 6.3.1(c) (Milestone Payments for Next Generation Licensed Products) is  [***] . For clarity, if CASI has not terminated its Development of the Licensed Compound or the Licensed Product, the maximum amount payable by TIANSHI under this Section 6.3.1(c) (Milestone Payments for Next Generation Licensed Products) is  [***] .

Table 6.3.1(c) – Development Milestones for Next Generation Licensed Products
Development Milestone Event	Development Milestone Payments
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]

(d)

Milestone Payments Under the Adimab Agreement. Subject to Section 6.3.1, TIANSHI will make the applicable TIANSHI Development Milestone Payments to CASI based on milestone payments set forth in Section 4.4 of the Adimab Agreement (each, an “Adimab Milestone Payment”) upon the achievement by TIANSHI, CASI or its or their Affiliates or sublicensees of each of the milestone events set forth in Section 4.4 of the Adimab Agreement (each, an “Adimab Milestone Event”), in accordance with Section 6.3.1(f) (Notice and Payment) and all applicable terms and conditions set forth in the Adimab Agreement.

(e)

Milestone Payments Under the Cellca Agreement. Subject to Section 6.3.1, TIANSHI will make the applicable TIANSHI Development Milestone Payments to CASI based on milestone payments set forth in Section 6 of the Work Order of the Cellca Agreement (each, a “Cellca Milestone Payment” and together with the Adimab Milestone Payments, the “Third Party Milestone Payments”) upon the achievement by TIANSHI, CASI or its or their Affiliates or sublicensees of each of the milestone events set forth in set forth in

Execution Version

Section 6 of the Work Order of the Cellca Agreement (each, a “Cellca Milestone Event”) in accordance with Section 6.3.1(f) (Notice and Payment) and all applicable terms and conditions set forth in the Adimab Agreement.

(f)

Notice and Payment. TIANSHI will notify CASI in writing of the achievement of each Development Milestone Event by TIANSHI or its Affiliates or Sublicensees no later than  [***]  days after TIANSHI becomes aware of the achievement thereof. CASI will provide TIANSHI with an invoice for the corresponding TIANSHI Development Milestone Payment, taking into account Milestone Payments triggered by the achievement of CASI, its Affiliates or sublicensees of the applicable Development Milestone Event.

(i)

Third Party Milestone Payments to Black Belt. TIANSHI shall pay any Third Party Milestone Payment directly to CASI for CASI to pay to Black Belt (rather than making any such payments directly to Adimab or Cellca pursuant to Section 6.3.1(f)(i) (Third Party Milestone Payments to Adimab and Cellca)).

(ii)

Development Milestone Payments for Lyophilized Form, Existing Licensed Products, and Next Generation Licensed Products. TIANSHI will pay to CASI the TIANSHI Development Milestone Payments set forth in Section 6.3.1(a) (Milestone Payments for Lyophilized Form), Section 6.3.1(b) (Milestone Payments for Existing Licensed Products), and Section 6.3.1(c) (Milestone Payments for Next Generation Licensed Products) (as applicable) no later than 30 days after TIANSHI’s receipt of an invoice for such TIANSHI Development Milestone Payments.

6.3.2

Sales Milestones.  The following Sales Milestone Payments, as outlined in the Black Belt License Agreement, shall be paid by the Party (CASI or TIANSHI, their Affiliates or sublicensees) selling the Licensed Product. If both Parties are selling the Licensed Product, then each Party shall be responsible for the portion of the following Sales Milestones Payments that is proportional to the net sales of Licensed Product that each Party achieves for any given Sales Milestone Event. As between the Parties, with respect to each Sales Milestone Event set forth in TABLE 6.3.2(a) and TABLE 6.3.2(b) below, [***]its Affiliates (other than CASI) or Sublicensees (each such payment, a “TIANSHI Sales Milestone Payment”).

(a)

Existing Licensed Products. On a region-by-region basis, TIANSHI will make the TIANSHI Sales Milestone Payments to CASI upon the achievement by TIANSHI or CASI, or its or their Affiliates or sublicensees of each of the Sales Milestone Events for the applicable region set forth in TABLE 6.3.2(a) (Existing Licensed Product Sales Milestones) below with respect to the aggregate annual Net Sales of Existing Licensed Products in each applicable region. Each of the Sales Milestone Payments set forth below in TABLE 6.3.2(a) (Existing Licensed Product Sales Milestones) will be payable only one time for all Existing Licensed Products in the first Calendar Year in which the corresponding Sales Milestone Event is achieved for the applicable region. If CASI and/or TIANSHI or its Affiliates or Sublicensees achieve all Sales Milestone Events set forth in TABLE 6.3.2(a) (Existing Licensed Product Sales Milestones) (regardless of the number of times such events occur), then the maximum amount payable by CASI and/or TIANSHI under this Section 6.3.2(a) (Existing Licensed Products) is [***] .

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Table 6.3.2(a) –Existing Licensed Product Sales Milestones
Sales Milestone Event	Sales Milestone Payment
	[***]	[***]	[***]	[***]
1. [***]	[***]	[***]	[***]	[***]
2. [***]	[***]	[***]	[***]	[***]
3. [***]	[***]	[***]	[***]	[***]

(b)

Next Generation Licensed Products. On a region-by-region basis, TIANSHI will make the TIANSHI Sales Milestone Payments to CASI upon the achievement by TIANSHI or CASI, or its or their Affiliates or sublicensees of each of the Sales Milestone Events for the applicable region set forth in TABLE 6.3.2(b) (Next Generation Licensed Product Sales Milestones) below with respect to the aggregate annual Net Sales of Next Generation Licensed Products in each applicable region. Each of the Sales Milestone Payments set forth below in TABLE 6.3.2(b) (Next Generation Licensed Product Sales Milestones) will be payable [***]  If CASI and/or TIANSHI or its Affiliates or Sublicensees achieve all Sales Milestone Events set forth in TABLE 6.3.2(b) (Next Generation Licensed Product Sales Milestones) (regardless of the number of times such events occur), then the maximum amount payable by CASI and/or TIANSHI under this Section 6.3.2(b) (Next Generation Licensed Products) is [***]  .

Table 6.3.2(b) –Next Generation Licensed Product Sales Milestones
Sales Milestone Event	Sales Milestone Payment
	[***]	[***]	[***]	[***]
1. [***]	[***]	[***]	[***]	[***]
2. [***]	[***]	[***]	[***]	[***]
3. [***]	[***]	[***]	[***]	[***]

(c)

Notice and Payment. TIANSHI will notify CASI in writing of the achievement of each Sales Milestone Event by TIANSHI or its Affiliates or Sublicensees no later than  [***]  days after the end of the Calendar Year in which such Sales Milestone Event is achieved. If CASI determines a Sales Milestone Event is achieved under the Black Belt License Agreement, CASI will provide TIANSHI with an invoice for the corresponding TIANSHI Sales Milestone Payment and subject to the terms of this Section 6.3.2(c) (Notice and Payment), TIANSHI will pay to CASI such TIANSHI Sales Milestone Payment no later than  [***]  days after TIANSHI’s receipt of invoice for such TIANSHI Sales Milestone Payment.

6.4	Royalties.
6.4.1

Royalty Payments. All the following royalty payments, including the royalty payments as outlined in the Black Belt License Agreement including all pass-through royalty payments to Adimab, shall be paid by the Party (CASI or TIANSHI, their Affiliates or sublicensees) selling the Licensed Product. As between the Parties, TIANSHI shall pay to CASI royalties that may become payable pursuant to this Section 6.4 as a result of Net Sales of Licensed Products generated by TIANSHI, its Affiliates or Sublicensees. For clarity, for purposes of this Section 6.4 (Royalties), CASI shall not be considered as an Affiliate of TIANSHI.

Execution Version

(a)	Royalty Payments under the Adimab Agreement.
(i)

Adimab Royalty Payments. On an Adimab Product-by-Adimab Product and country-by-country basis, TIANSHI will pay to CASI all royalties payable pursuant to Section 4.5 of the Adimab Agreement in accordance with the applicable terms and conditions of the Adimab Agreement and in accordance with this Section 6.4 (Royalties).

(ii)

Royalty Buy-Down. Pursuant to Section 4.5(b) of the Adimab Agreement, on an Adimab Product-by-Adimab Product basis, at any time prior to the first dosing of a patient in a Phase III Clinical Trial with a particular Adimab Product, TIANSHI may, at its sole discretion, make a one-time payment of  [***]  dollars ($[***] ) to CASI, and thereafter, notwithstanding the royalty rates set forth in Section 4.5 of the Adimab Agreement, with respect to such Adimab Product, the royalty rate will be  [***] % instead of the royalty rates set forth in Section 4.5(a) of the Adimab Agreement, subject to further adjustment as set forth in Section 4.5(c) of the Adimab Agreement, as applicable.

(b)

Region-Specific Royalty Rates for Existing Licensed Products. Subject to the provisions of Section 6.4.3 (Payment Adjustments), and in addition to the royalty payments to be made pursuant to Section 6.4.1(a)(i) (Adimab Royalty Payments), on an Existing Licensed Product-by-Existing Licensed Product and region-by-region basis, TIANSHI will pay to CASI royalties in the amount of the marginal royalty rates set forth in TABLE 6.4.1(b) (Existing Licensed Product Region-Specific Royalty Rates) below based on the aggregate Net Sales generated by TIANSHI or its Affiliates or Sublicensees of each Existing Licensed Product in the applicable region during each Calendar Year. TIANSHI will pay such royalty payments on an Existing Licensed Product-by-Existing Licensed Product and country-by-country basis during the applicable Royalty Term.

TABLE 6.4.1(b) – Existing Licensed Product Region-Specific Royalty Rates
Annual Net Sales by Region	Marginal Royalty Rate (% of annual Net Sales of each Existing Licensed Product in [***]	Marginal Royalty Rate (% of annual Net Sales of each Existing Licensed Product in [***])
[***]	[***] %	[***] %
[***]	[***] %	[***] %
[***]	[***] %	[***] %

(c)

Region-Specific Royalty Rates for Next Generation Licensed Products.  Subject to the provisions of Section 6.4.3 (Payment Adjustments), and in addition to the royalty payments to be made pursuant to Section 6.4.1(a)(i) (Adimab Royalty Payments), on a Next Generation Licensed Product-by-Next Generation Licensed Product and region-by-region basis, TIANSHI will pay to CASI royalties in the amount of the marginal royalty rates set forth in TABLE 6.4.1(c) (Next Generation Licensed Product Region-Specific Royalty Rates) below based on the aggregate Net Sales of each Next Generation Licensed Product generated by TIANSHI or its Affiliates or Sublicensees in the applicable region during each Calendar Year of the applicable Royalty Term.

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TABLE 6.4.1(c) –Next Generation Licensed Product Region-Specific Royalty Rates
Annual Net Sales by Region	Marginal Royalty Rate (% of annual Net Sales of each Next Generation Licensed Product in [***]	Marginal Royalty Rate (% of annual Net Sales of each Next Generation Licensed Product in [***] )
[***]	[***] %	[***] %
[***]	[***] %	[***] %
[***]	[***] %	[***] %

Each marginal royalty rate set forth in TABLE 6.4.1(b) (Existing Licensed Product Region-Specific Royalty Rates) and TABLE 6.4.1(c) (Next Generation Licensed Product Region-Specific Royalty Rates) above will apply only to that portion of annual Net Sales of the applicable Existing Licensed Product or Next Generation Licensed Product, as applicable, in the applicable region that falls within the indicated range. For example, if there is $ [***] in annual Net Sales of a given Existing Licensed Product in the E.U. (after conversion to U.S. Dollars of the Net Sales), then, subject to the provisions of Section 6.4.3 (Payment Adjustments), in addition to the Royalties owing to Adimab, TIANSHI would owe a royalty payment of [***].

(d)

Adimab Royalty Payments. On an Adimab Product-by-Adimab Product and country-by-country basis, TIANSHI’s obligation to pay Adimab Royalty Payments to CASI will be subject to the applicable terms and conditions of the Adimab Agreement, including Section 4.5 of the Adimab Agreement. Upon expiration of the Adimab Royalty Term for a given Adimab Product in a given country, no further Adimab Royalty Payments will be payable in respect of sales of such Adimab Product in such country.

(e)

Black Belt Royalty Payments. On a Licensed Product-by-Licensed Product basis and country-by-country basis, TIANSHI’s obligation to pay Black Belt Royalty Payments to CASI will begin upon the First Commercial Sale of a Licensed Product in a country and will expire upon the expiration of the Black Belt Royalty Term for such Licensed Product in such country. Upon expiration of the Black Belt Royalty Term for a given Licensed Product in a given country, no further Black Belt Royalty Payments will be payable to CASI in respect of sales of such Licensed Product in such country.

(f)

Expiration of Adimab Royalty Term and Black Belt Royalty Term. If a Licensed Product is also an Adimab Product, then upon the later of (i) the expiration of the Adimab Royalty Term for such product in a given country and (ii) the expiration of the Black Belt Royalty Term for such product in a given country, the licenses granted to TIANSHI under Section 2.1 (Sublicense Grants to TIANSHI) with respect to such product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free. If a Licensed Product is not an Adimab Product, then upon expiration of the Black Belt Royalty Term for such Licensed Product in a given country, the licenses granted to TIANSHI under Section 2.1 (Sublicense Grants to TIANSHI) with respect to such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free.

6.4.2	[***]Royalty Reports; Payments.
(a)	Royalty Reports. No later than [***] days after the end of each Calendar Quarter during which any Black Belt Royalty Payments, Adimab Royalty Payments, [***] are owed,

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TIANSHI will submit to CASI a written report stating the number and description of all Licensed Products sold by or on behalf of TIANSHI and its Affiliates and Sublicensees during the relevant Calendar Quarter; the gross sales associated with such sales; and (i) with respect to any Licensed Products sold during such Calendar Quarter, the calculation of Net Sales on such sales and (ii) with respect to any Adimab Products sold during such calendar quarter, the calculation of Adimab Net Sales on such sales, including the amount of any deduction provided for in the definition of Adimab Net Sales and the Black Belt Royalty Payments, Adimab Royalty Payments  [***]  (as applicable) payable on such Net Sales or Adimab Net Sales (as applicable) (the “Royalty Report”). For clarity, CASI shall have the right to provide a copy of any such Royalty Report to Black Belt for CASI to comply with its obligations under the Black Belt License Agreement.

(b)	Royalty Payments.
(i)	Adimab Royalty Payments. All Adimab Royalty Payments will be payable in accordance with the time frames set forth in Section 4.6 of the Adimab Agreement.
(ii)

Black Belt Royalty Payments. All Black Belt Royalty Payments will be payable on a Calendar Quarter basis and TIANSHI will make any such payments within  [***]  after the end of the Calendar Quarter, during which the applicable Net Sales of Licensed Products occurred.

6.4.3	[***] Payment Adjustments.
(a)	Expiration of Valid Claims.
(i)

Adimab Royalty Payments. On an Adimab Product-by-Adimab Product and country-by-country basis, the applicable royalty rates set forth in Section 6.4.1(a)(i) (Adimab Royalty Payments) with respect to Adimab Royalty Payments for a particular Adimab Product in a particular country shall be reduced in accordance with the terms set forth in Section 4.5(d) of the Adimab Agreement.

(ii)

Black Belt Royalty Payments. In the U.S. or any other country in the Territory in which applicable Law prohibits a patent holder from receiving an unreduced royalty payment for sales of a product made in a country after expiration of all valid claims within the licensed patents Covering such product in such country, on a Licensed Product-by-Licensed Product and country-by-country basis, the applicable royalty rates set forth in Section 6.4.1(b) (Region-Specific Royalty Rates for Existing Licensed Products) and Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products) with respect to the Black Belt Royalty Payments for a particular Licensed Product in a particular country will be reduced by [***]   during the Black Belt Royalty Term after the expiration of the last-to-expire Valid Claim of a Black Belt Patent Right or Joint Patent Right Covering the composition of matter formulation, use or manufacture of such Licensed Product in such country.

(b)

Biosimilar Competition.  If, in a particular country, Biosimilar Competition occurs in such country with respect to a Licensed Product in such country, then the Net Sales of such Licensed Product in such country otherwise payable under Section 6.4.1(b) (Region-Specific Royalty Rates) and Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products) will be reduced by [***]  for the purposes of determining

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the Black Belt Royalty Payments payable under Section 6.4.1(b) (Region-Specific Royalty Rates) and Section 6.4.1(c) (Region-Specific Royalty Rates for Next Generation Licensed Products), for the remainder of the Black Belt Royalty Term for such Licensed Product in such country but only while such Biosimilar Competition is in effect in such country, subject to Section 6.4.3(d) (Maximum Payment Adjustments).

(c)	Third Party Payments.
(i)

Adimab Royalty Payments. If TIANSHI enters into any Third Party Patent License (as such term is defined in the Adimab Agreement) with a Third Party, then TIANSHI may offset  [***] % of the royalties actually paid to such Third Party under such Third Party Patent License with respect to an Adimab Product in a given Calendar Quarter in a given country against the Adimab Royalty Payments otherwise due with respect to such Adimab Product in such Calendar Quarter in such country under Section 6.4.1(a)(i) (Adimab Royalty Payments), in accordance with Section 4.5(c) of the Adimab Agreement.

(ii)

Black Belt Royalty Payments. If TIANSHI makes a payment under any agreement with a Third Party pursuant to which TIANSHI obtains rights (whether by acquisition or license) under any Patent Rights or other intellectual property rights owned or Controlled by such Third Party in a given county that Cover the composition of matter of a Licensed Product in that country and that is necessary for TIANSHI to Exploit such Licensed Product in that country, then TIANSHI may reduce the Black Belt Royalty Payments due to CASI by  [***]  of the amounts paid to such Third Party in respect of royalties under such agreement, subject to Section 6.4.3(d) (Maximum Payment Adjustments).

(d)	Maximum Payment Adjustments.
(i)

Black Belt Royalty Payments. In no event will the Black Belt Royalty Payments payable by TIANSHI in a given Calendar Quarter in a given country be reduced by more than [***] of the aggregate amount that would otherwise be payable by TIANSHI in respect to such Black Belt Royalty Payments in such Calendar Quarter in such country as a result of the reductions permitted under Section 6.4.3(a)(ii) (Black Belt Royalty Payments), Section 6.4.3(b) (Biosimilar Competition), and Section 6.4.5(c)(ii) (Black Belt Royalty Payments). TIANSHI may carry forward any such reductions permitted under Section 6.4.3(a)(ii) (Black Belt Royalty Payments), Section 6.4.3(b) (Biosimilar Competition), or Section 6.4.3(c)(ii) (Black Belt Royalty Payments) that are incurred or accrued in a Calendar Quarter but are not applied against Black Belt Royalty Payments due in such Calendar Quarter in such country as a result of the foregoing maximum payment adjustment and apply such amounts against Black Belt Royalty Payments due in subsequent Calendar Quarters (subject in all cases to the maximum payment adjustment set forth in this Section 6.4.3(d) (Maximum Payment Adjustments)) until the amount of such reduction has been fully applied against Black Belt Royalty Payments due.

(ii)

Adimab Royalty Payments. Pursuant to Section 4.5(c) and Section 4.5(d) of the Adimab Agreement, in no event will the Adimab Royalty Payments payable by TIANSHI in a given Calendar Quarter in a given country be reduced by more than  [***] % of the aggregate amount that would otherwise be payable by TIANSHI in

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respect to such Adimab Royalty Payments in such Calendar Quarter in such country as a result of the reductions permitted under Section 6.4.3(a)(i) (Adimab Royalty Payments) and Section 6.4.3(c)(i) (Adimab Royalty Payments).

6.5

Foreign Exchange.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, then such conversion shall be made using the exchange rates reported on the fifth Business Day prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal.  With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, TIANSHI shall provide to CASI a true, accurate, and complete copy of the exchange rates used in such calculation.

6.6

Payment Method; Late Payments.  Except for payments due hereunder that are expressed specifically in Euros, TIANSHI will make all payments due to CASI hereunder in Dollars by check or wire transfer of immediately available funds into an account designated by CASI. Any amount owed by TIANSHI to CASI under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of  [***]  above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable Law.

6.7	No Right to Offset. TIANSHI will have no right to offset any amount owed to CASI under or in connection with this Agreement, against any payments owed to TIANSHI by CASI under this Agreement.
6.8

Records.  TIANSHI will keep (and will ensure that its Affiliates and Sublicensees keep) such records as are required to determine, in accordance with GAAP and this Agreement, the sums or credits due under this Agreement, including TIANSHI Development Milestone Payments, TIANSHI Sales Milestone Payments, and Net Sales (and including use of Licensed Products in clinical trials, or provision on a compassionate use basis or as marketing samples).  With respect to any records that are required to determine Net Sales, TIANSHI Development Milestone Payments other than Adimab Milestone Payments, or TIANSHI Sales Milestone Payments due under this Agreement, TIANSHI will retain all such records until the later of (a)  [***]  years after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Law. With respect to any records that are required to determine Adimab Royalty Payments or Adimab Milestone Payments due under this Agreement, TIANSHI will retain all such records indefinitely in accordance with Section 5.8 of the Adimab Agreement.

6.9

Audits.  CASI may have an independent certified public accountant, reasonably acceptable to TIANSHI, access and examine during normal business hours and upon reasonable prior written notice, only those records of TIANSHI (and its Affiliates and Sublicensees, as applicable) retained pursuant to Section 6.8 (Records) as may be reasonably necessary to determine, the correctness or completeness of any Royalty Payment made under this Agreement, provided, however, that with respect to any Black Belt Royalty Payment, such independent certified public accountant may only inspect records of TIANSHI (and its Affiliates and Sublicensees, as applicable) retained pursuant to Section 6.8 (Records) in any Calendar Year ending not more than [***]   years before such request. Prior to commencing any such audit under this Agreement, each such independent certified public accountant conducting an audit must enter into an appropriate and reasonable confidentiality agreement with TIANSHI pursuant to this Section 6.9 (Audits). The foregoing right of review may be exercised only once in any 12-month period and only once with respect to each such payment unless an issue is revealed by a subsequent audit.  Such accountant will disclose only whether the

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Royalty Payments are correct or not, and the specific details concerning any discrepancies.  No other information will be shared and such results will be subject to Article 10 (Confidentiality).  If the audit report concludes that (a) additional amounts were owed by TIANSHI, then TIANSHI will pay the additional amounts or (b) excess payments were made by TIANSHI, then such amounts will be deducted from future payments to CASI under this Agreement, in either case ((a) or (b)), within 30 days after the date on which such audit report is delivered to both Parties, unless disputed pursuant to Section 6.10 (Audit Dispute) below.  CASI will bear the full cost of the performance of any such audit, unless such audit reveals that the undisputed monies owed by TIANSHI to CASI has been understated by more than  [***] % for the period audited, in which case, TIANSHI shall pay the costs of such audit. CASI shall have the right to provide a copy of any such audit report or results to Black Belt for CASI to comply with its obligations under the Black Belt License Agreement. Upon prior notice by CASI, TIANSHI shall provide Black Belt’s independent certified public accountant access to such records retained by TIANSHI pursuant to Section 6.8 and shall permit such independent certified public accountant to directly inspect the books and records of TIANSHI under this Agreement in accordance with Section 5.9 of the Black Belt License Agreement.

6.10

Audit Dispute.  In the event of a dispute with respect to any audit under Section 6.9 (an “Audit Dispute”), CASI and TIANSHI will work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such Audit Dispute within 30 days after the initial discussion of such Audit Dispute, then the Audit Dispute will be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties will agree (the “Audit Arbitrator”).  The decision of the Audit Arbitrator will be final and the costs of such arbitration as well as the initial audit will be borne between the Parties in such manner as the Audit Arbitrator will determine. Not later than 30 days after such decision and in accordance with such decision, the audited Party will pay the additional amounts, with interest from the date originally due as provided in Section 6.6 (Payment Method; Late Payments), or the amounts will be deducted from future payments made to the auditing Party, as applicable. This Audit Dispute procedure shall not apply to sums owed under the Third Party Agreements.

6.11	Taxes.
6.11.1

All sums are expressed to be exclusive of sales taxes (including value added tax) howsoever arising, and TIANSHI shall pay to CASI in addition to those payments or, if earlier, on receipt of a tax invoice or invoices from CASI, all such sales taxes for which CASI is liable to account in relation to any supply made or deemed to be made for sales tax purposes pursuant to this Agreement.

6.11.2

Tax Withholding.  All payments to CASI under this Agreement shall be made in cleared funds, without any deduction or set-off and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority save as required by law. If TIANSHI is compelled to make any such deduction, it will pay CASI such additional amounts as are necessary to ensure receipt by CASI of the full amount which it would have received but for the deduction.

6.11.3	Taxes on Income. Each Party will pay all taxes imposed on its share of income arising directly or indirectly from the efforts of, or the receipt of any payment by, such Party under this Agreement.

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6.11.4

Tax Cooperation.  The Parties will cooperate and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of the upfront payments, Royalty Payments, Milestone Payments, and other payments made by TIANSHI to CASI under this Agreement.  CASI will provide TIANSHI with any tax forms that may be reasonably necessary in order for TIANSHI not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty a reasonable time prior to the date the applicable payment is due.

ARTICLE 7

INTELLECTUAL PROPERTY MATTERS

7.1	Ownership of Intellectual Property.
7.1.1

General.  Except as otherwise expressly set forth in this Agreement, CASI retains all rights, title, and interests in and to the CASI Technology. Each Party will own the entire right, title, and interest in and to any Invention or other Know-How (and Patent Rights claiming such Inventions) first developed or invented solely by or on behalf of such Party in the course of performing of activities under this Agreement. The Parties will jointly own an equal, undivided interest in any and all Joint Technology.  Inventorship of patentable inventions conceived or reduced to practice in the course of performing activities under this Agreement will be determined in accordance with U.S. patent laws, including Title 35, United States Code.

7.1.2

Employees.  Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed or invented by such employees according to the ownership rules described in Section 7.1.1 (General).  Each Party will use reasonable efforts to require any agents or independent contractors performing any activity pursuant to this Agreement to assign all Inventions that are developed or invented by such agents or independent contractors to TIANSHI or CASI, as applicable, according to the ownership rules described in Section 7.1.1 (General) provided that CASI is not required to amend any agreements that are already in place with its agents or independent contractors before the Effective Date.

7.1.3

Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions within the Joint Know-How that such Party develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.  Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

7.1.4

Right to Practice Joint Technology. Subject to the rights and licenses granted to, and the obligations of, each Party pursuant to this Agreement, the Parties will jointly own all Joint Technology, with each Party entitled to the free use and enjoyment of all such Joint Technology. Each Party will take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors, to take) such further actions reasonably requested by the other Party to evidence and assist the Parties in obtaining jointly-owned patent and other intellectual property rights protection for Joint Technology, including executing assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by the Parties to establish, perfect, defend, or

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enforce their rights in any Joint Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of any Joint Patent Rights. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for Joint Technology and will obtain the cooperation of the individual inventors of any such Joint Technology. Neither Party will have a duty to account to the other or seek any consent with respect to the licensing or exploitation of Joint Technology. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Technology, the other Party hereby grants and will grant such consent promptly upon request.

7.2	Patent Prosecution.
7.2.1

TIANSHI Inventions.  TIANSHI will have the exclusive right (but not the obligation) to prepare, file, prosecute, maintain, and defend (including against any Third Party challenge to the validity, scope, or enforceability of any such Patent Right) any Patent Rights Covering any Invention invented or developed solely by or on behalf of TIANSHI in the course of performing activities under this Agreement.

7.2.2

Notice of Challenge.  Each Party will promptly report in writing to the other Party any Third Party’s challenge to the validity, scope or enforceability of a CASI Patent Right or Joint Patent Right, or initiation by a Third Party of any opposition or inter partes review proceeding against any CASI Patent Right or Joint Patent Right, and will provide the other Party with all available evidence and information regarding any such challenge, opposition, or proceeding.

7.2.3	CASI Patent Rights and Joint Patent Rights.
(a)

TIANSHI’s Rights. As between the Parties, TIANSHI will have the sole first right, but not the obligation, to prepare, file, prosecute, maintain, and defend, using counsel of TIANSHI’s choice, the CASI Patent Rights and the Joint Patent Rights. TIANSHI shall use diligent and reasonable efforts to prosecute and maintain the CASI Patent Rights in at least the US, all the Major European Countries, Japan, and China. TIANSHI will keep CASI informed of the status of each CASI Patent Right and Joint Patent Right and will provide to CASI, reasonably in advance of submission thereof, copies of all substantive filings and other documents to be submitted to any patent office in the Territory in connection with the filing, prosecution, maintenance, and defense of the CASI Patent Rights and Joint Patent Rights. TIANSHI shall notify CASI at least one (1) month (or such other shorter period as is required by the relevant patent office deadline) prior to any proposal by TIANSHI to restrict the scope of the claims of any of the CASI Patent Rights and the Joint Patent Rights. CASI will have the right to review and comment on any such substantive draft filings and claim restrictions to be made to any such patent office and TIANSHI will consider in good faith and incorporate where appropriate any comments offered by CASI concerning the preparation, filing, prosecution, maintenance, and defense of the CASI Patent Rights and the Joint Patent Rights in the Territory. TIANSHI shall not without the prior written consent of CASI (which shall not be unreasonably withheld or delayed)  (i) file a request under 35 U.S.C. § 302 for re-examination of any Patent Rights, (ii) file a request under 35 U.S.C. § 251 for a reissue of any Patent Rights, or (iii) apply for any foreign equivalents of the foregoing clauses (i) or (ii) applicable in the Territory outside of the United States.

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(b)

CASI’s Rights. If, during the Term, TIANSHI decides it is no longer interested in the preparation, filing, prosecution, or maintenance of a particular CASI Patent Right or Joint Patent Right (other than those Patent Rights which TIANSHI is obliged to continue to file, prosecute and maintain in accordance with Section 7.2.3(a) above), then TIANSHI will promptly provide written notice to CASI of such decision and in any event at least 45 days prior to the expiration of any applicable time bars. During the aforementioned 45 day notice period, TIANSHI shall retain the responsibility for the prosecution and maintenance of the CASI Patent Rights or the Joint Patent Rights in question. On the expiry of such notice period:

(i)	TIANSHI shall, at CASI’s request, promptly assign its right, title and interest in such Joint Patent Right to CASI’s (or any Person nominated by CASI) sole ownership;
(ii)

TIANSHI shall, at CASI’s request, promptly transfer to CASI (or any Person nominated by CASI) any and all documents and information in TIANSHI’s possession and Control relating to such Patent Right or Joint Patent Right;

(iii)

CASI (or any Person nominated by CASI) shall be free to prosecute or abandon such Patent Right or Joint Patent Right at its sole discretion and to grant rights thereunder to any person without further reference to TIANSHI; and

(iv)	the license granted pursuant to Section 2.1 (Sublicense Grants to TIANSHI) shall continue in respect of such CASI Patent Right or Joint Patent Right.
7.2.4

Cooperation.  The Parties will cooperate in the preparation, filing, prosecution, maintenance, and defense of all CASI Patent Rights and Joint Patent Rights in accordance with this Section 7.2.4 (Cooperation) and will share all material information relating thereto promptly after receipt of such information, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Inventions disclosed in such Patent Rights, obtaining execution of such other documents that are needed in the preparation, filing, prosecution, maintenance, and defense of such Patent Rights, and, as requested by a Party, updating each other regarding the status of such Patent Rights, and will cooperate with the other Party so far as necessary with respect to furnishing all information and data in its possession necessary to obtain, maintain, or defend such Patent Rights.

7.2.5

Patent Expenses.  TIANSHI shall be responsible for reimbursing CASI for  [***]  of all the expenses and costs incurred by CASI for the preparation, filing, prosecution, maintenance, or defense of any CASI Patent Rights or Joint Patent Rights.  [***]

7.3	Defense Against Third Party Patent Claims.
7.3.1

Notice of Infringement Claims.  CASI and TIANSHI will each promptly, but in any event no later than 10 days after receipt of notice of such action, notify the other in writing if either Party, or any of their respective Affiliates or a Sublicensee, will be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Patent Right or infringement, misappropriation, or other violation of any other intellectual property right of such Third Party, in each case, as a result of the Exploitation of a Licensed Compound or Licensed Product hereunder in the Field in the Territory (each, an “Infringement Claim”).

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7.3.2

Defense of Infringement Claims.  Except as otherwise provided in Article 9 (Indemnification), if CASI wishes to assume sole control of the defense of any Infringement Claim brought against CASI, then CASI may do so. In such event (a) CASI will at its own cost have the exclusive right (but not the obligation), at its cost, to hire, fire, and direct an attorney to represent itself with respect to such Infringement Claim, and (b) CASI will have the exclusive right (but not the obligation) to settle any Infringement Claim at the sole cost of CASI without the consent of TIANSHI, unless such settlement will have a material adverse impact upon any CASI Patent Right or relates to any remedy other than the payment of money, in which case, TIANSHI will not unreasonably withhold such consent. If CASI notifies TIANSHI that it does not wish to conduct the defense of any Infringement Claim brought against CASI, then CASI may notify TIANSHI. Upon receipt of such notice, if TIANSHI wishes to assume sole control of the defense of such Infringement Claim brought against CASI, then TIANSHI may do so upon written notice to CASI. In such event (i) TIANSHI will, at its own cost, have the exclusive right (but not the obligation), at its cost, to hire, fire, and direct an attorney to represent both it and CASI with respect to such Infringement Claim, and (ii) TIANSHI will have the exclusive right (but not the obligation) to settle any Infringement Claim, at the sole cost of TIANSHI, without the consent of CASI, unless such settlement will have a material adverse impact upon any CASI Patent Right, or relates to any remedy other than the payment of money, in which case, CASI will not unreasonably withhold such consent.

7.3.3

Cooperation.  Except as otherwise provided in Article 9 (Indemnification), each Party will cooperate, and will cause its and its Affiliates’ employees to cooperate, with the other Party in all reasonable respects in connection with any Infringement Claim, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim, interference or other proceeding.

7.4	Prosecution of Infringers.
7.4.1

Notice. If either Party receives notice of or otherwise becomes aware of any alleged or threatened infringement or misappropriation of CASI Technology or Joint Technology (including any action, suit or proceeding under the Biologics Price Competition and Innovation Act in the U.S., or similar foreign Law related to the approval of biosimilars outside of the U.S.), in each case, with respect to the making, using, offering to sell, selling, or importing of a product in the Field in the Territory that would be competitive with a Licensed Product (a “Competing Infringement”), then it will promptly notify the other Party of such Competing Infringement, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

7.4.2	Enforcement Actions.
(a)

TIANSHI First Enforcement Right. As between the Parties, TIANSHI will have the first right (but not the obligation) to take the appropriate steps to enforce any CASI Patent Right or Joint Patent Right against any Competing Infringement. TIANSHI may take steps including the initiation, prosecution, and control of any suit, proceeding or other legal action by counsel of its own choice.  TIANSHI will bear the costs of any such enforcement. Notwithstanding the foregoing, CASI will have the right, at its own expense, to be represented in any such action with respect to any CASI Patent Right or Joint Patent Right by counsel of its own choice.

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(b)

CASI Second Enforcement Right. If TIANSHI fails to take the appropriate steps to enforce any CASI Patent Right or Joint Patent Right pursuant to Section 7.4.2(a) (TIANSHI First Enforcement Right) against a Competing Infringement in the Territory within 90 days (or such shorter period as is necessary to preserve the rights of action, for example in respect of an interim injunction) after the date one Party has provided notice to the other Party pursuant to Section 7.4.1 (Notices) of such Competing Infringement, then CASI will have the second right (but not the obligation), at its own expense, to bring any such suit, action, or proceeding by counsel of its own choice and TIANSHI will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)

Biosimilar Competition.  Notwithstanding any provision to the contrary set forth in this Agreement, if either Party receives a copy of an Abbreviated Application submitted to the FDA under subsection (k) of Section 351 of the PHSA naming a Licensed Compound or Licensed Product as a reference product or otherwise becomes aware that such an Abbreviated Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), then either Party will, within 10 Business Days, notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Abbreviated Application under Section 351(l)(1)(B)(iii) of the PHSA. If either Party receives a copy of any equivalent or similar Abbreviated Application or notice in any other jurisdiction in the Territory, then either Party will, within 10 Business Days, notify and provide the other Party with copies of such communication.  Regardless of the Party that is the “reference product sponsor” for purposes of such Abbreviated Application, (i) CASI will have the sole right to designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who will receive confidential access to the Abbreviated Application; (ii) CASI will have the sole right to list any Patent Rights, including CASI Patent Rights and Joint Patent Rights, insofar as they Cover the applicable Licensed Compound or Licensed Product as required pursuant to Section 351(l)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Abbreviated Application, and to negotiate with the filer of the Abbreviated Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA.

(d)	Cooperation; Damages.
(i)

If one Party brings any suit, action, or proceeding under Section 7.4.2 (Enforcement Actions) (the “Enforcing Party”), then the other Party agrees to be joined as party plaintiff or defendant (as appropriate to the relevant jurisdiction) if necessary to prosecute the suit, action, or proceeding and to give the Enforcing Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any rights, title, or interests in or to any property to the other Party or any other party to confer standing on a Party and that the Enforcing Party shall indemnify the non-Enforcing Party against all Losses that arise out of the non-Enforcing Party being a party to the suit, action, or proceeding.

(ii)

The Enforcing Party will keep the non-Enforcing Party informed of the status of each suit, action, or proceeding hereunder and will provide to the non-Enforcing Party reasonably in advance of submission thereof, copies of all substantive filings to be made in connection with each suit, action, or proceeding hereunder. The non-Enforcing Party will have the right to review and comment on any such substantive

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draft filings and the Enforcing Party will consider in good faith any comments offered by the non-Enforcing Party concerning any such suit, action, or proceeding hereunder.

(iii)

The non-Enforcing Party will provide reasonable assistance to the Enforcing Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the Enforcing Party’s reimbursement of any documented, reasonable external expenses incurred by the non-Enforcing Party in providing such assistance.

(iv)

TIANSHI, if it is the Enforcing Party, will not settle any claim, suit, or action that it brought under Section 7.4 (Prosecution of Infringers) involving any CASI Patent Rights without the prior written consent of CASI, not to be unreasonably withheld.

(v)

Any settlements, damages, or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 7.4.2 (Enforcement of CASI Patent Rights and Joint Patent Rights) will be allocated first  [***] and second, [***]  , with any remaining amounts (if any) (A) if TIANSHI is the Enforcing Party, [***] and subject to TIANSHI’s royalty payment obligations under Section 6.4, and (B) if CASI is the Enforcing Party, [***]

7.5

Patent Listing.  As between the Parties, CASI will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Patent Right (including any CASI Patent Right or Joint Patent Right) in the then-current edition of the United States Food and Drug Administration publication “Lists of Licensed Biological Products” (the “Purple Book”) in connection with the Regulatory Approval of any Licensed Product, or in equivalent patent listings in any other country within the Territory in the Field.

7.6

Patent Term Extensions.  CASI and TIANSHI will cooperate in good faith, including by providing necessary information and assistance as the other Party reasonably requests, in gaining Patent Term Extensions wherever applicable to the CASI Patent Rights and Joint Patent Rights in the Territory.  However, CASI will have the sole discretion in determining for which CASI Patent Rights and Joint Patent Rights to seek Patent Term Extensions for any particular compound, protein, composition, article, product, process, or use.

7.7

Trademarks.  TIANSHI grants CASI no rights to any Trademarks in this Agreement.  TIANSHI will have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory.  TIANSHI will own all rights, title and interests in and to all Product Trademarks in the Field. CASI will not, and will not permit its Affiliates to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademarks. CASI will not, and will not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto; provided that such Product Trademark is not identical or confusingly similar to any prior registered trademark of CASI or its Affiliates.

7.8	Ownership and Enforcement of Product Trademarks.
7.8.1

Ownership and Prosecution of Product Trademarks. TIANSHI will own all rights, title and interests in and to the Product Trademarks in the Field in the Territory, and will be responsible for the registration, prosecution, and maintenance thereof.  All costs and

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expenses of registering, prosecuting and maintaining the Product Trademarks will be borne solely by TIANSHI.

7.8.2

Enforcement of Product Trademarks.  TIANSHI will have the sole right and responsibility for taking such action as TIANSHI deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory.  TIANSHI will bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.8.2 (Enforcement of Product Trademarks) and any settlements and judgments with respect thereto and will retain any damages or other amounts collected in connection therewith.

7.8.3

Third Party Claims.  TIANSHI will have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory.  TIANSHI will bear the costs and expenses relating to any defense commenced pursuant to this Section 7.8.3 (Third Party Claims) and any settlements and judgments with respect thereto and will retain any damages or other amounts collected in connection therewith.

7.8.4

Notice and Cooperation.  CASI will provide to TIANSHI prompt written notice if it becomes aware of any actual or threatened infringement, dilution, misappropriation, or other violation of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates the rights of any Third Party.

7.8.5	Domain Names. TIANSHI may, at its cost, register as domain names the Product Trademarks in any country in the Territory using any available top-level domain or country-code top-level domain.

ARTICLE 8

REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1	Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party, as of the Effective Date, that:
8.1.1

Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

8.1.2

Authority.  It has (a) the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

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8.1.3

Binding Agreement.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

8.1.4

No Conflicts.  The execution, delivery, and performance of this Agreement by it does not (a) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or (b) violate any Laws.

8.1.5

No Debarments.  Neither Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section.

8.1.6

All Consents and Approvals Obtained.  Except with respect to Regulatory Approvals for the Exploitation of any Licensed Compound or Licensed Product or as otherwise described in this Agreement, (a) all necessary consents, approvals, and authorizations of, and (b) all notices to, and filings by such Party with, all Governmental Authorities required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

8.2	Additional Representations and Warranties of CASI. CASI hereby represents and warrants to TIANSHI as of the Effective Date that:
8.2.1	No MAAs. Neither CASI nor any of their respective Affiliates, have filed any MAAs with a Governmental Authority in the Field in the Territory for any Licensed Compound or Licensed Product.
8.2.2

Absence of Claims and Proceedings.  Neither CASI nor any of their respective Affiliates have received written notice of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened by any Regulatory Authority or Third Party with respect to any Licensed Compound or Licensed Product, the CASI Technology, or any facility where a Licensed Compound or Licensed Product is Manufactured, and to the Knowledge of CASI, there is no judgement or settlement against or owed by CASI or its Affiliate related to any Licensed Compound or Licensed Product or to the CASI Technology.  There are no claims, judgments, or settlements against or owed by CASI or their respective Affiliates, nor any pending reissue, reexamination, inter partes review, interference, opposition, or similar proceedings, with respect to the CASI Patent Rights, and neither CASI, nor any of their respective Affiliates have received written notice as of the applicable date of any threatened claims or litigation or any reissue, reexamination, inter partes review, interference, opposition, or similar proceedings seeking to invalidate or otherwise challenge the CASI Patent Rights.

8.2.3

Infringement of Third Party Intellectual Property.  To the Knowledge of CASI, the Licensed Compound and Licensed Product, in the form that such Licensed Compound and Licensed Product exist as of the Effective Date, in the Field in the Territory will not infringe, misappropriate, or otherwise violate the intellectual property rights of any Third Party. There has been no claim or demand of any Person asserted to CASI or to the Knowledge of CASI or any of their respective Affiliates that challenges the rights of CASI or to the Knowledge of CASI or any of their respective Affiliates to use, practice under, or license any of the CASI Technology.

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8.2.4

Infringement by Third Party.  To the Knowledge of CASI, no Third Party is infringing, misappropriating, or otherwise violating any CASI Technology in derogation of the rights granted to TIANSHI under this Agreement.

8.2.5

No Unlicensed Intellectual Property.  CASI has not been granted rights from any Third Party under any Know-How or Patent Rights that (a) are necessary to Exploit any Licensed Compound or Licensed Product in the Territory, and (b) are not included within the CASI Know-How or CASI Patent Rights, as applicable. In addition, CASI does not Control any CASI Know-How or any CASI Patent Rights pursuant to exclusive licenses granted by any Third Party.

8.2.6

Title to CASI Technology.  (a) Schedule 1.31 (CASI Patent Right) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that CASI owns or Controls and that are necessary to Exploit any Licensed Compound or Licensed Product in the Field in the Territory and (b), CASI exclusively owns or Controls all rights, title, and interests in and to such CASI Patent Right.

8.2.7	Licensed Product Supplies. CASI Controls all physical quantities of Licensed Compound and Licensed Product.
8.2.8

Assignment Agreements.  CASI has entered into binding and enforceable agreements with all of their and their respective Affiliates’ employees, agents, and independent contractors performing any activity pursuant to this Agreement pursuant to which such employees, agents, and independent contractors assign all rights, title, and interests in and to all Inventions developed or invented in the performance of any activity pursuant to this Agreement by such employees, agents, and independent contractors according to the ownership rules described in Section 7.1.1 (General).

8.2.9

Status of CASI Patent Rights.  To the Knowledge of CASI, each issued CASI Patent Right listed on Schedule 1.31 (CASI Patent Rights) is in full force and effect, and CASI or its Affiliates have paid all filing and renewal fees required to be paid on or before the Effective Date with respect to such Patent Rights.

8.2.10

Title under Bayh-Dole Act.  Any academic institution or other licensor that owns any CASI Technology that is subject to the requirements of the Bayh-Dole Act or any similar provision of any Law, has, to the extent applicable, (a) disclosed all relevant inventions to the applicable government funding authority and (b) elected to retain title to such CASI Technology, in each case, in accordance with the Bayh-Dole Act and such similar provision, as applicable.

8.2.11

Prosecution and Maintenance.  To the Knowledge of CASI, CASI and their respective Affiliates have complied with all Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution, and maintenance of the CASI Patent Rights existing as of the Effective Date. All CASI Patent Rights existing as of the Effective Date have been duly filed and maintained in the Territory and are being diligently prosecuted in the Territory.

8.2.12

Third Party Agreements.  With respect to the Adimab Agreement and Cellca Agreement: (a) each such Third Party Agreement are valid and enforceable; (b) neither of such Third Party Agreements contains provisions that conflict with the exclusive rights and licenses granted to TIANSHI hereunder; and (c) no written notice of default or termination has been

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received or given under either such Third Party Agreement save in respect of work orders under them. To the Knowledge of CASI, there is no act or omission by CASI or their respective Affiliates, licensees, or sublicensees, or the applicable counterparty to such Third Party Agreements, in each case, that would provide a Person the right to terminate any Third Party Agreement.

8.2.13

Protection of CASI Know-How.  To the Knowledge of CASI, CASI and their respective Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all CASI Know-How that constitutes trade secrets under Law (including requiring all employees, agents, and independent contractors to execute binding and enforceable agreements requiring all such employees, agents, and independent contractors to maintain the confidentiality of such CASI Know-How) and to the Knowledge of CASI such CASI Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and there has been no breach by any party to such confidentiality agreements.

8.2.14

No Investigations.  To the Knowledge of CASI, there are no investigations, inquiries, actions, or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to any Licensed Compound or Licensed Product arising from any violation of Law by CASI or to the Knowledge of CASI or their respective Affiliates, licensees, or sublicensees, or a Third Party acting on its or their behalf, and neither CASI nor to the Knowledge of CASI, nor their respective Affiliates has received notice threatening any such investigation, inquiry, action, or other proceeding.

8.2.15

Conduct of Development.  To the Knowledge of CASI, CASI and their respective Affiliates have conducted all Development of all Licensed Compounds and Licensed Products in accordance with all Laws, including GLP, as applicable and appropriate to the phase or stage of the relevant Development. To the Knowledge of CASI, CASI and their respective Affiliates have conducted any and all pre-clinical trials related to all Licensed Compounds or Licensed Products in accordance with all Laws, including GLP as applicable and appropriate to the phase or stage of the relevant trial.

8.2.16

Review of Data.  CASI has provided TIANSHI with the opportunity to review all written material (such materiality being in the sole discretion of CASI) data in CASI’s Control relating to the subject matter of this Agreement, and has not intentionally concealed from TIANSHI any such material data.

8.3	Non Reliance; Disclaimer
8.3.1	The warranties and representations of each Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party, and may not be relied upon by any Third Party.
8.3.2

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE LICENSED PRODUCTS OR ANY PATENTS, KNOW-HOW OR OTHER INTELLECTUAL PROPERTY DISCLOSED, DEVELOPED, OR LICENSED UNDER THIS AGREEMENT.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS REPRESENTATIONS OR

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WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE LICENSED PRODUCTS OR ANY PATENT RIGHTS, KNOW-HOW OR OTHER INTELLECTUAL PROPERTY DISCLOSED, DEVELOPED, OR LICENSED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR REPRESENTATION OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

8.4	Covenants of CASI.
8.4.1

Title to CASI Technology.  Subject to the rights granted to TIANSHI under this Agreement, during the Term, CASI will maintain exclusive ownership or Control of all CASI Technology that is prior to the Effective Date exclusively owned or Controlled by CASI and will not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect thereto that would adversely affect the rights granted to TIANSHI under this Agreement.

8.4.2

Third Party Agreements.  During the Term CASI will (a) not breach or be in default of the Third Party Agreements, nor take any acts that would result in a breach of such agreements, except to the extent that (i) any acts of CASI are carried out at the written request of TIANSHI or (ii) any breach arises as a result of any act or omission of TIANSHI, its Affiliates or Sublicensees, (b) maintain each of the Third Party Agreements in full force and effect, and (c) not terminate, amend, waive, or otherwise modify (or consent to any of the foregoing) any of the Third Party Agreements or any of its rights under any such agreements without the consent of TIANSHI. If CASI receives notice of any alleged material breach by CASI or its Affiliates under any of the Third Party Agreements, then CASI will promptly, but in no event more than five days thereafter, provide written notice thereof to TIANSHI and grant TIANSHI the right (but not the obligation) to cure any such alleged breach. If TIANSHI receives notice of any alleged material breach under any of the Third Party Agreements, then TIANSHI will promptly, but in no event more than five days thereafter, provide written notice thereof to CASI.

8.5	Covenants of TIANSHI. During the Term, TIANSHI will act, and shall procure that its Affiliates and Sublicensees shall act, in accordance with and comply with all of the terms of:
8.5.1

each of the Third Party Agreements that relates to its and their activities under this Agreement, including but not limited to milestone and royalty payments, diligence and patent prosecution and in respect of the Adimab Agreement, Section 9.4 and the limitations on the license in Section 3.2(b), and

8.5.2	the AGC Agreement.

ARTICLE 9

INDEMNIFICATION

9.1

Indemnification by CASI.  CASI hereby agrees to indemnify, defend, and hold TIANSHI, its Affiliates, and their respective directors, officers and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims arising from or relating to (a) any breach by CASI or its Affiliates of any of its representations, warranties, covenants, or obligations under this Agreement, (b) any violation of Law, gross negligence, or willful misconduct by or on behalf of CASI or its Affiliates or their respective officers, directors or employees in performing any obligations or exercising any rights under this Agreement, in each case ((a)-(b)),

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except to the extent that such Losses arise from (i) a breach by TIANSHI of any terms of this Agreement (including its obligations to comply with the terms of the Third Party Agreements), or (ii) the gross negligence or willful misconduct of TIANSHI or its Affiliates or (iii) claims for which TIANSHI is required to indemnify CASI pursuant to Section 9.1 (Indemnification by TIANSHI).

9.2

Indemnification by TIANSHI.  TIANSHI hereby agrees to indemnify, defend, and hold CASI, its Affiliates, and their respective directors, agents, and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims arising from or relating to (a) any breach by TIANSHI or its Affiliates or Sublicensees of any of its representations, warranties, covenants, or obligations under to this Agreement including any failure to comply with any obligations under or terms of the Adimab Agreement, Cellca Agreement or the AGC Agreement, (b) any violation of Law, gross negligence, or willful misconduct by TIANSHI or its Affiliates or Sublicensees or their respective officers, directors, employees, agents, or consultants in performing any obligations or exercising any rights under this Agreement, and (c) the Exploitation of the Licensed Compounds or Licensed Products by TIANSHI or its Affiliates or Sublicensees (including any product liability Losses resulting therefrom), in each case ((a)-(c)), except to the extent that such Losses arise from (i) a breach by CASI of any terms of this Agreement, or (ii) the gross negligence or willful misconduct of CASI or its Affiliate or (iii) claims for which CASI is required to indemnify TIANSHI pursuant to Section 9.1 (Indemnification by CASI).

9.3	Indemnification Procedures.
9.3.1

Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 9.1 (Indemnification by CASI) or Section 9.2 (Indemnification by TIANSHI), as applicable (collectively, the “Indemnitees” and each, an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 9.1 (Indemnification by CASI) or Section 9.2 (Indemnification by TIANSHI), as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice that materially prejudices the defense of such proceeding.  Each Indemnification Claim Notice will contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

9.3.2

Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 9.1 (Indemnification by CASI) or Section 9.2 (Indemnification by TIANSHI), as applicable, by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party will thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense, or settlement of the Third

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Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 9.3 (Indemnification Procedures).

9.3.3

Right to Participate in Defense.  Without limiting Section 9.3.2 (Control of Defense), any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 9.3 (Indemnification Procedures), in which case, the Indemnified Party will be allowed to control the defense.

9.3.4

Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms will include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts that said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, if the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3.2 (Control of Defense), then the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided that it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).  The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 9.3.2 (Control of Defense) will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 9.3.2 (Control of Defense).

9.3.5

Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, then the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information, and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its documented, reasonable external expenses incurred in connection with such cooperation.

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9.3.6

Expenses of the Indemnified Party.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.4

LIMITATION OF LIABILITY.  NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, OR INDIRECT LOST PROFITS OR INDIRECT LOST REVENUES, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 9.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 (INDEMNIFICATION BY CASI) OR SECTION 9.2 (INDEMNIFICATION BY TIANSHI), OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Article 10 (CONFIDENTIALITY) OR FOR CASI’S BREACH OF SECTION 2.3 (NON-COMPETE); PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT TIANSHI’s LIABILITY TO CASI TO THE EXTENT THAT CASI INCURS LIABILTY UNDER EITHER OF THE THIRD PARTY AGREEMENTS OR THE AGC AGREEMENT AS A RESULT OF ANY ACT OR OMISSION OF TIANSHI, ITS AFFILIATES OR SUBLICENSEES AND CASI CANNOT LIMIT ITS LIABILITY UNDER SUCH THIRD PARTY AGREEMENT OR AGC AGREEMENT.

ARTICLE 10

CONFIDENTIALITY

10.1

Confidential Information.  As used in this Agreement, the term “Confidential Information” means the terms of this Agreement and all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects, or processes of one Party (the “Disclosing Party”) that is provided to the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement). Notwithstanding the foregoing sentence, Confidential Information will not include any information or materials that:

10.1.1

were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

10.1.2	were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;
10.1.3

became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

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10.1.4	were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
10.1.5

were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

Notwithstanding the foregoing or any provision to the contrary in this Agreement, (a) all reports provided by CASI or its Affiliates or Sublicensees regarding the Exploitation of any Licensed Compound or Licensed Product, Royalty Reports, Clinical Trial data, and other Know-How that exclusively pertains to Licensed Compound and is transferred or made available to TIANSHI pursuant to this Agreement will be deemed to be CASI’s Confidential Information under this Agreement, and (b) this Agreement and the terms hereof will be deemed to be both Parties’ Confidential Information under this Agreement.

10.2

Confidentiality Obligations.  Each of TIANSHI and CASI will keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party will use such Confidential Information for any purpose other than in the exercise of its rights or performance of its obligations under this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ and Sublicensee’s directors, managers, employees, independent contractors, agents, or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party will advise any of its Affiliates’ and Sublicensee’s directors, managers, employees, independent contractors, agents, or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party will ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 10 (Confidentiality)) that all such directors, managers, employees, independent contractors, agents, or consultants comply with such obligations.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

10.3

Permitted Disclosure and Use.  Notwithstanding Section 10.2 (Confidentiality Obligations), (a) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is necessary to: (i) comply with or enforce any of the provisions of this Agreement; and (ii) comply with Laws or any listing agreement with a national securities exchange; and (b) each Party may disclose Confidential Information belonging to the other Party (including the applicable terms of this Agreement) to its lenders, prospective lenders, financing sources, prospective financing sources, actual or prospective investors and acquirers, Sublicensees, prospective Sublicensees, employees, consultants, financial or legal advisors, agents, or (Sub)contractors, in each case, pursuant to confidentiality and non-use obligations at least as protective as those contained in Article 10 (Confidentiality).  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to clause (a)(ii) of this Section 10.3 (Permitted Disclosure and Use), then such Party will give reasonable advance written notice of such disclosure (to the extent practicable) to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. In addition, CASI may, upon reasonable request, disclose any milestone reports or Royalty Reports to Black Belt,

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Cellca or Adimab, provided, however, that CASI will advise Black Belt, Cellca or Adimab of the confidential nature thereof and of the obligations contained in this Agreement relating thereto.

10.4

Notification.  The Receiving Party will notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

10.5

Publicity.  Except as otherwise provided in Article 10 (Confidentiality), TIANSHI will not make any other public statement or disclosure of, or concerning, the terms of this Agreement, either directly or indirectly, without first obtaining the written approval of CASI. Notwithstanding any provision in this Agreement to the contrary, TIANSHI may issue a press release regarding the signing of this Agreement, provided that CASI will have the right to review such press release prior to its release. Once any public statement or disclosure has been approved or reviewed in accordance with Section 10.3 (Disclosure and Use), then either Party may appropriately communicate information contained in such permitted statement or disclosure.

10.6

Use of Names.  Except as otherwise set forth in this Agreement, neither Party will use the name of the other Party in relation to this transaction in any public announcement, press release, or other public document without the written consent of such other Party, which consent will not be unreasonably withheld; provided, however, that subject to Section 10.5 (Publicity), either Party may use the name of the other Party in any document filed with any Governmental Authority, including the U.S. Securities and Exchange Commission.

10.7

Survival.  The obligations and prohibitions contained in this Article 10 (Confidentiality) as they apply to Confidential Information will survive the expiration or termination of this Agreement for a period of 10 years.

ARTICLE 11

TERM; TERMINATION

11.1

Term.  This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11 (Term; Termination), will continue, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term with respect to such Licensed Product in such country, and will expire in its entirety upon the expiration of the last to expire Royalty Term (the “Term”). Upon expiration of the Royalty Term for a Licensed Product in a country in the Territory, all licenses granted to TIANSHI under this Agreement will become fully-paid, irrevocable, and perpetual for such Licensed Product in such country.

11.2	Termination for Breach.
11.2.1

Breach by TIANSHI.  Subject to Section 13.3 (Tolling), CASI may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety by providing written notice of termination to TIANSHI in the event that TIANSHI has materially breached this Agreement and failed to cure such breach within [***]   days after written notice thereof was provided to TIANSHI by CASI; provided that if such breach cannot be cured within such  [***] -day period, then such termination will not be effective if such breach has been cured within  [***]  days after such notice if TIANSHI commences actions to cure such default within such  [***] -day period and thereafter diligently continues such action.

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11.2.2

Breach by CASI.  Subject to Section 13.3 (Tolling), TIANSHI may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety by providing written notice of termination to CASI in the event that CASI has materially breached this Agreement and failed to cure such breach within  [***]  days after written notice thereof was provided to CASI by TIANSHI; provided that if such breach cannot be cured within such  [***] -day period, then such termination will not be effective if such breach has been cure within  [***]  days after such notice if CASI commences actions to cure such default within such  [***] -day period and thereafter diligently continues such action.

11.3	Termination for Convenience by TIANSHI. TIANSHI may elect, upon [***] days’ prior written notice to CASI, to terminate this Agreement for any reason or no reason in its entirety.
11.4

Termination by TIANSHI for Safety Reasons.  TIANSHI may terminate this Agreement immediately upon written notice to CASI in its entirety, or on a country-by-country basis with respect to any country to which the applicable event set forth under the following clause (b) relates, if (a) TIANSHI reasonably determines based upon its review of clinical data or upon a determination by an applicable drug safety monitoring board or Governmental Authority that a Licensed Compound or Licensed Product caused or is likely to cause a fatal, life-threatening, or other serious adverse event that is reasonably expected, based upon then-available data, to materially impair continued Development or Commercialization of such Licensed Compound or Licensed Product, or (b) a Regulatory Authority has placed a clinical hold on the conduct of a Clinical Trial for such Licensed Compound or Licensed Product.

11.5

Termination for Patent Challenge.  Without prejudice to any other rights of CASI, if TIANSHI or any of its Affiliates institutes a Patent Challenges of any CASI Patent Right in any country in the Territory, then CASI may, following written notice to TIANSHI and provided that TIANSHI or its Affiliate does not withdraw such Patent Challenge within  [***]  days after receipt of such notice, terminate this Agreement with respect to such country by providing written notice of termination to TIANSHI. Notwithstanding anything to the contrary set forth in this Agreement, this Section 11.5 (Termination for Patent Challenge) will not apply to, and CASI may not terminate this Agreement with respect to (a) any claim or proceeding that would otherwise be a Patent Challenge hereunder to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by TIANSHI or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise; provided that such proceeding commenced prior to the closing of such acquisition, (b) any Patent Challenge instituted as a defense to an allegation of infringement by CASI; or (c) any Patent Challenge that is commenced by a Sublicensee; provided that TIANSHI demands that such Sublicensee withdraw such Patent Challenge promptly after TIANSHI becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge within  [***]  days after receipt of notice from TIANSHI.

ARTICLE 12

EFFECTS OF TERMINATION

12.1	General Effects of Termination. Upon termination of this Agreement for any reason, without limiting any other legal or equitable remedies that a Party may have, the following provisions will apply:
12.1.1	Termination of Rights and Licenses. All rights and licenses granted by one Party to the other Party hereunder will immediately terminate and be of no further force and effect.

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12.1.2

Accrued Payments.  Any Royalty Payments, Development Milestone Payments, Sales Milestone Payments, and other sums that accrued to the benefit of CASI prior to the effective date of such termination shall become payable to CASI immediately upon notice of termination of this Agreement and TIANSHI shall also pay all sums that become payable during the applicable termination notice period (including during any sell off period in accordance with Section 12.2.4 (Disposition of Inventory)).

12.1.3	Licenses. TIANSHI shall consent to the revocation of any confirmatory patent license relating to the CASI Patent Rights and the cancellation of the registration of any such license in any register.
12.1.4

Prosecution and Maintenance.  TIANSHI shall promptly transfer to CASI (or any person nominated by CASI) any and all documents and information in TIANSHI’s control or possession relating to the CASI Patent Rights and CASI may assume responsibility for the prosecution and maintenance of the same.

12.1.5	Destruction of Know-How. TIANSHI shall, at the request and option of CASI, return or destroy the CASI Know-How in its possession or control.
12.1.6

Sublicense Continuation Upon Termination.  Upon the request of a Sublicensee not then in breach of the applicable sublicense agreement, CASI will enter into a direct license from CASI to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”).  Under any New License Agreement between CASI and a former Sublicensee, such Sublicensee will be required to pay to CASI the same amounts in consideration for such direct grant as CASI would have received from TIANSHI pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Licensed Products had this Agreement not been terminated. Under such New License Agreement, CASI will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of CASI and obligations of TIANSHI (including under the Third Party Agreements) set forth in this Agreement will be included in such New License Agreement.  At the request of TIANSHI, CASI will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 12.1.7 (Sublicense Continuation upon Termination).

12.1.7

Return or Destruction of Confidential Information.  Upon termination of this Agreement, the Receiving Party will return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy will be deemed to be the property of the Disclosing Party, and will continue to be subject to the provisions of Article 10 (Confidentiality).

12.2

Termination by CASI for TIANSHI’s Breach or by TIANSHI for Convenience.  In addition to the general effects of termination set forth in Section 12.1 (General Effects of Termination), and without limiting any other legal or equitable remedies that a Party may have, if (i) this Agreement is terminated (A) by CASI pursuant to Section 11.2.1 (Breach by TIANSHI), or Section 11.5 (Termination for Patent Challenge), or (B) by TIANSHI pursuant to Section 11.2.2 (Termination for Convenience by TIANSHI) or Section 11.4 (Termination by TIANSHI for Safety Reasons),

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and (ii) CASI notifies TIANSHI that CASI desires to proceed with the Development or other Exploitation of any Licensed Products and the Sublicensee is not continuing in accordance with Section 12.1.6 (Sublicense Continuation Upon Termination), then the following provisions will apply:

12.2.1

Exclusive License Under Arising Intellectual Property.  Effective as of the effective date of such termination, TIANSHI hereby grants to CASI an exclusive, worldwide, sublicensable license under all Arising Intellectual Property to the extent necessary for, or to the extent it has been used by its Affiliates or any Sublicensee in, the Exploitation of the Licensed Products to Exploit such Licensed Products in the form that such Licensed Products exists as of the applicable effective date of termination of this Agreement.

12.2.2	Regulatory Materials. TIANSHI shall, [***] , transfer to CASI (or its nominee) as soon as practicable any Regulatory Approvals, Reimbursement Approvals for the relevant Licensed Products.
12.2.3

Technology Transfer.  Solely within the scope of the license granted in Section 12.2.1 (Exclusive License Under Arising Intellectual Property), TIANSHI shall, within one month following the effective date of termination of this Agreement, transfer to CASI (or CASI’s designee) copies of all Know-How included in the in Arising Intellectual Property licensed to CASI under Section 12.2.1 (Exclusive License Under Arising Intellectual Property) and all documents and information within TIANSHI’s control relating to the filing and prosecution of any Patent Rights comprised in Arising Intellectual Property.

12.2.4

Disposition of Inventory.  For  [***]  full months following the effective date of the applicable termination, TIANSHI and its Affiliates will have the right to sell any inventory of any Licensed Product that remains on hand as of the applicable effective date of the termination, so long as TIANSHI pays to CASI, Adimab, and Cellca the Milestone Payment, Royalty Payments, and other amounts payable hereunder that are applicable to such subsequent sales of such Licensed Product in accordance with the terms of this Agreement including under the applicable Third Party Agreements. If TIANSHI provides CASI with written notice that it does not wish to exercise such right, then CASI will have the option, exercisable within  [***]  days following the date on which TIANSHI notifies CASI of TIANSHI’s intention not to exercise such right, to purchase any inventory of any Licensed Product that remains on hand as of the date of such option exercise at TIANSHI’s fully-burdened manufacturing cost for such Licensed Product. CASI may exercise such option by written notice to TIANSHI during such  [***] -day period.

12.3

Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination, including any rights accrued to the benefit of a Party during the applicable termination notice period and any payment obligation that accrued prior to the effective date of such termination or expiration.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.4

Termination Sole Remedy.  Termination of this Agreement pursuant to Section 11.2 (Breach by TIANSHI) will be CASI’s sole remedy under this Agreement with respect to TIANSHI’s breach of its obligations under Section 5.4 (Diligence Obligations).

12.5	Survival. Notwithstanding any provision to the contrary contained herein, the following provisions will survive any expiration or termination of this Agreement: Article 1 (Definitions), Article 9

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(Indemnification), Article 10 (Confidentiality), Article 12 (Effects of Termination), Article 13 (Dispute Resolution) and Article 14 (Miscellaneous), and Sections 6.4.2(a) (Royalty Reports), 6.5 (Foreign Exchange), 6.6 (Payment Method), 6.7 (No Right to Offset), 6.8 (Records), 6.9 (Audits), 6.10 (Audit Dispute), 6.11 (Taxes), 7.1.1 (General), 7.1.4 (Right to Practice Joint Technology), 7.8 (Ownership and Enforcement of Product Trademarks), and 8.3 (Non-Reliance, Disclaimer).  Except as set forth in this Section 12.5 (Survival) or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties will cease.

ARTICLE 13

DISPUTE RESOLUTION

13.1

Disputes.  In the event of any disputes, controversies, or differences between the Parties, arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement a (“Dispute”), then upon the written request of either Party, other than disputes to be resolved in accordance with Section 6.10 (Audit Dispute), the Dispute will be first submitted to the Executive Officers of each Party for attempted resolution by good faith negotiations within  [***] days of the Dispute being so submitted.

13.2

Binding Arbitration.  If the Dispute is not resolved within [***] days following the written request for amicable resolution, then, except for Audit Disputes, which will be resolved in accordance with Section 6.10 (Audit Dispute) and patent validity disputes that are the subject of Section 13.4 (Patent Right Dispute Resolution) and will be resolved in accordance with Section 13.4 (Patent Right Dispute Resolution), any Dispute shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules as supplemented by the matters set out in Schedule 13.2 (Arbitration Procedures) hereto. The number of arbitrators shall be three. The place of arbitration shall be Delaware and the language of the arbitration shall be English. Notwithstanding anything herein to the contrary, nothing in Section 13.1 (Disputes) or this Section 13.2 (Binding Arbitration) will preclude either Party from seeking from any court of competent jurisdiction interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute in accordance with Section 13.5 (Equitable Remedies), if necessary to protect the interests of such Party.  This Section 13.2 (Binding Arbitration) will be specifically enforceable.

13.3

Tolling.  The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Article 13 (Dispute Resolution) have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.  In addition, during the pendency of any Dispute under this Agreement initiated before the end of any applicable cure period (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under Section 11.2 (Termination for Breach) as to any termination notice given prior to the initiation of the dispute resolution process set forth in this Article 13 (Dispute Resolution) will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled, and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the Dispute, until the arbitrators have confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach in a final, unappealable decision; provided that if such breach can be cured by (i) the payment of money, then the defaulting Party will have an additional 10 days within its receipt of the arbitrator’s decision to

Execution Version

pay such amount, or (ii) the taking of specific remedial actions, then the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitrator’s decision before any such notice of termination can be issued.  Further, with respect to any time periods that have run during the pendency of the Dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitrator’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

13.4

Patent Right Dispute Resolution.  Notwithstanding any provision to the contrary set forth in this Agreement, any Dispute or claim relating to the scope, validity, enforceability, or infringement of any Patent Rights Covering the Exploitation of any Licensed Compound or Licensed Product will be submitted to a court of competent jurisdiction in the Territory in which such Patent Rights were granted or arose.

13.5

Equitable Remedies.  Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that a breach of Section 2.3 (Non-Compete) or Article 10 (Confidentiality) by a Party will cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and in such case, the non-breaching Party will be entitled to equitable relief, including a specific performance, temporary or permanent restraining orders, preliminary injunction, or permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction. In addition, and notwithstanding any provision to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including specific performance, temporary or permanent restraining orders, or other equitable relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Article 13 (Dispute Resolution).

ARTICLE 14

MISCELLANEOUS

14.1

Entire Agreement; Amendment.  This Agreement, including the Schedules hereto, sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior term sheets, agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

14.2

Force Majeure.  Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performance of its obligations under this Agreement to the extent that such performance is caused by or results from causes beyond reasonable control of the affected Party and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure will include conditions beyond the control of the Parties, including an act of God, war (whether war be declared or not), civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe.

14.3	Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address

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specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3 (Notices), and will be deemed to have been given for all purposes (a) when delivered, if hand-delivered, or sent by email on a Business Day, (b) on the next Business Day if sent by a reputable international overnight courier service, or (c) five Business Days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses of the Parties will be as described below:

If to CASI:	CASI Pharmaceuticals, Inc.
9620 Medical Center Drive
Suite 300
Rockville, MD 20850

Attention:	James E Goldschmidt, Ph.D.
Email:	[***]

If to TIANSHI:	Beijing Tianshi Tongda Pharmaceuticals Technology Co., Ltd
Suite 502, 5th Floor, Office Building Tower 3, China Central Place,
No.81 Jian-Guo Road, Chaoyang District, Beijing, China.

Attention:	[***]
Email:

14.4

No Strict Construction; Interpretation.  This Agreement has been prepared jointly and will not be strictly construed against either Party.  Any ambiguities in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes,” and “including” are not limiting; (b) “hereof,” “hereto,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (e) references to a Person are also to its permitted successors and assigns; (f) references to an “ARTICLE,” “Section,” or “Schedule” refer to an ARTICLE or Section of, or Schedule to, this Agreement, unless expressly stated otherwise; (g) the word “or” will not be exclusive; (h) references to “written” or “in writing” include in electronic form; (i) the word “will” will be construed to have the same meaning and effect as the word “shall”; (j) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and (k) headings of each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular ARTICLE or Section.

14.5

Assignment.  CASI may not assign or transfer this Agreement (in whole or in part) or any rights or obligations hereunder without the prior written consent of TIANSHI, except that CASI may make such an assignment (in whole or in part) without TIANSHI’s consent to (a) Affiliates or (b) a successor to all or substantially all of the business of CASI to which this Agreement relates, whether by merger, sale of stock, sale of assets, license, or other transaction or series of transactions; provided that any permitted assignee undertakes to TIANSHI to be bound by the terms of this Agreement and perform all the obligations of CASI hereunder. TIANSHI may not assign or transfer this Agreement (in whole or in part) or any rights or obligations hereunder without the

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prior written consent of CASI, except that TIANSHI may make such an assignment (in whole or in part) without CASI’s consent to (a) its Affiliates or (b) a successor to all or substantially all of the business of TIANSHI to which this Agreement relates, whether by merger, sale of stock, sale of assets, license, or other transaction or series of transactions but only if such assignee undertakes to CASI in writing to be bound by the terms of this Agreement and perform all the obligations of TIANSHI hereunder. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 (Assignment) will be null, void, and of no legal effect.

14.6

Performance by Affiliates.  TIANSHI may discharge any obligations and exercise any right hereunder through any of its Affiliates.  TIANSHI hereby guarantees the performance by its Affiliates of TIANSHI’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by TIANSHI’s Affiliates of any of TIANSHI’s obligations under this Agreement is a breach by TIANSHI, and CASI may proceed directly against TIANSHI without any obligation to first proceed against TIANSHI’s Affiliates.

14.7

Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.8

Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, then such provision or provisions will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof.  The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.9

Binding Effect; No Third Party Beneficiaries.  As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.10

No Implied Waivers; Rights Cumulative.  No failure on the part of CASI or TIANSHI to exercise, and no delay in exercising any Party’s rights, powers, remedies, or privileges under this Agreement, or provided by Law (whether at law, in equity, or otherwise), will impair, prejudice or constitute a waiver as to a particular default or breach of this Agreement, nor will any single or partial exercise of any such right, power remedy or privilege preclude any other or further exercise thereof such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.  The rights and remedies of the Parties under this Agreement are cumulative and not exclusive and, accordingly, are in addition to and not in lieu of any other rights and remedies of the Parties at law or in equity.

14.11

Independent Contractors.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein will be construed to create the relationship of partners, principal and agent, or joint venture partners between the Parties.

14.12	English Language; Governing Law. This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this

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Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state or country. Subject to Article 13 (Dispute Resolution), the Parties hereby submit to the sole and exclusive jurisdiction of the federal and state courts in Wilmington, Delaware, for any action, suit, or other proceeding arising under or relating to this Agreement, and the Parties hereby irrevocably waive any right to object to the personal jurisdiction of such courts over the Parties, venue in such courts, or service of process issued or authorized by such courts.

14.13

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures will be deemed to bind each Party as if they were original signatures.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

CASI PHARMACEUTICALS, INC.

By:
Name: Larry ZHANG
Title: President

BEIJING TIANSHI TONGDA PHARMACEUTICALS TECHNOLOGY CO., LTD

By:
Name: [***]
Title: [***]

[Signature Page to Sublicense Agreement]

SCHEDULE 1.4

ADIMAB AGREEMENT KEY TERMS

ARTICLE 1

DEFINITIONS

Capitalized terms not defined in this Schedule 1.4 (Adimab Agreement Key Terms) will have the meaning set forth in the Adimab Agreement.

1.4“Adimab Materials” means any tangible biological or chemical materials (including all vectors, antibodies and other Know-How in the form of tangible biological or chemical materials) provided by Adimab to (a) Tusk under the Original Tusk Agreement or (b) Black Belt under a Research Program (other than commercially or publicly available materials), including quantities of Program Antibodies (and DNA encoding these Program Antibodies), but excluding from and after the time of Option exercise for the relevant Target any quantities of Optioned Antibodies (and DNA encoding these Optioned Antibodies) provided to (a) Tusk under the Original Tusk Agreement or (b) Black Belt for such Target.

1.5“Adimab Platform Patents” means all Patents Adimab or any of its Affiliates Controls during the term of this Agreement that claim or Cover Adimab Platform Technology. For clarity, Adimab Platform Patents exclude Program Antibody Patents.

1.6“Adimab Platform Technology” means (a) the discovery and optimization of antibodies via methods proprietary to Adimab that include the use of synthetic DNA antibody libraries and engineered strains of yeast, (b) all methods, materials and other Know-How proprietary to Adimab used in the foregoing and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b). For clarity, Adimab Platform Technology includes Adimab proprietary technology used in the discovery and optimization of any Program Antibody, but does not include the specific composition of such Program Antibody (or product containing a Program Antibody). For further clarity, Adimab’s proprietary Bispecific constructs are not considered Adimab Platform Technology.

1.7“Adimab Platform Technology Improvement” means all Know-How developed or discovered in the course of a Research Program, and all Program Inventions (and Patents claiming them), in each case that constitute. Cover, claim or are directed to Adimab Platform Technology, including any and all improvements, enhancements, modifications, substitutions, alternatives or alterations to Adimab Platform Technology.

1.9“Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity. For clarity, neither DROIA Invest nor any of its portfolio companies shall be deemed an Affiliate of BLACK BELT solely by reason of DROIA Invest’s equity ownership in BLACK BELT and/or such other portfolio companies.

1.12“Back-Up Candidate” has the meaning set forth in Section 4.4 (Milestone Payments).

1.13“Bispecific” means an antibody with at least two binding regions which are distinct from one another. For example, the format commonly known as a “Morrison Construct” is a Bispecific. It expected that Bispecifics created under this Agreement and/or the Original Tusk Agreement will have at least one binding region directed to a Target in a Research Program (i.e., CD38) and [***]

Schedule 1.4 - 1

1.17“BLACK BELT Materials” means (a) any tangible biological or chemical materials (including antigen samples, antibodies and other Know-How in the form of tangible biological or chemical materials, including related sequences, clinical, biological or structural information) provided by (a) Tusk under the Original Tusk Agreement or (b) BLACK BELT, in each case to Adimab under a Research Program (other than commercial material purchased by BLACK BELT or Tusk and delivered to Adimab), and (b) from and after the time of the Option exercise for a Target, the quantities of Optioned Antibody to such Target provided to (a) Tusk under the Original Tusk Agreement or (b) BLACK BELT by Adimab under this Agreement. For clarity, any physical quantities of, and the sequence of, any antibodies against the BLACK BELT Target shall constitute BLACK BELT Materials.

1.19“BLACK BELT Target” means a Target selected by BLACK BELT as the second Target for Bispecifics to be generated under the Research Program (in addition to the first Target, CD38). As of the Original Tusk Agreement Date, the Parties expect that the BLACK BELT Target shall be [***] . During the Research Term, BLACK BELT may substitute the BLACK BELT Target by written notification to Adimab; provided, however, that, if such substitution substantially changes the scope or complexity of any of the Research Programs, the Parties will discuss and agree on an amendment of a Research Plan (including the budget contained therein) to reflect such substitution.

1.25“Combination Product” means a product containing an Optioned Antibody as well as one or more other active therapeutic ingredient or a device or other component sold as a single product. Notwithstanding the foregoing, antibody-drug conjugates and Bispecifics shall be deemed not to be Combination Products.

1.26“Confidential Information” has the meaning set forth in Section 6.1(a) (General Confidentiality Obligations).

1.27“Control” means, with respect to any Know-How or Patent, possession by a Party, whether by ownership or license (other than pursuant to this Agreement) of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.28“Cover” means, with respect to a particular item and a particular Patent, that such Patent claims, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item; and/or (b) a method of making or using such item.

1.33“Excluded Technology” means technology (and the Patents that Cover such technology) related to anything other than the manner in which Adimab constructed its antibody libraries, the manner in which Adimab discovers and/or optimizes the antibody, the Adimab Platform Technology, or its operation generally. Excluded Technology includes:

(a)product formulation;

(b)manufacturing or production;

(c)	the sequence of the CDRs of, or any modification to, a Program Antibody [***]
(d)	technology used in activities performed by or on behalf of BLACK BELT or its Licensees, including assays, in vivo testing, and modifications to Program Antibodies;
(e)

any Target (including the BLACK BELT Target and CD38) or any mechanism of action via interaction with a Target or claiming antibodies based on their interaction with a Target or their having been tested for their activity against a Target in a biological assay; and

Schedule 1.4 - 2

(f)	any particular Bispecific construct, but excluding any antibody framework common in Adimab’s antibody library(ies).

1.34“Field” means all diagnostic, therapeutic or prophylactic uses for human and/or animals.

1.42“Know-How” means all technical information and know-how, including (i) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (ii) all data, instructions, processes, formula, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, clinical or otherwise and whether related to safety, quality control, manufacturing or other disciplines.

1.43“Lead Product” has the meaning set forth in Section 4.4 (Milestone Payments).

1.44“Licensee” means a Third Party to whom BLACK BELT has granted, directly or indirectly, rights to research, develop, manufacture, and/or commercialize Program-Benefited Antibodies; provided however, that Licensees shall exclude fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity. For clarity, sublicensees of the license granted by Adimab to BLACK BELT pursuant to Section 3.2 (Commercial Rights) shall be Licensees.

1.46“Marketing Approval” each means, with in any given country, approval to market a Product legally as a drug or biologic, including approval of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680)) in the United States, or approval of a comparable filing in the United States or any other jurisdiction. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.47“Milestone Event” has the meaning set forth in Section 4.4 (Milestone Payments).

1.48“Milestone Payment” has the meaning set forth in Section 4.4 (Milestone Payments).

1.50“Net Sales” means the gross amounts invoiced for a Program Antibody or Product by BLACK BELT, its Affiliates and Licensees for sales or other commercial disposition of such Program Antibody or Product to a Third Party purchaser, less the following:

(a)

trade and quantity discounts (other than early pay cash discounts) actually allowed with respect to such sales which effectively reduce the selling price and are appropriately deducted from sales under appropriate accounting principles, consistently applied;

(b)	returns, rebates, chargebacks and other allowances actually allowed with respect to such sales;

(c)retroactive price reductions that are actually allowed or granted;

(d)	deductions to the gross invoice price of Program Antibody or Product imposed by regulatory authorities or other governmental entities;
(e)

sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the selling person is not otherwise entitled to a credit or a refund for such taxes or duties; and

Schedule 1.4 - 3

(f)	a fixed amount equal to two percent (2%) of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance.

If any Optioned Antibody is sold as part of a Combination Product, the Net Sales for such Optioned Antibody shall be determined by multiplying the applicable Net Sales of the Optioned Antibody (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the average per unit sale price of the Optioned Antibody component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold and B is the average per unit sale of the other active ingredients, device and/or component contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country. If such average sale prices cannot be determined. Net Sales shall be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

1.51“Option” has the meaning set forth in Section 3.2(a) (Option).

1.54“Optioned Antibody” means any Program Antibody (a) selected by BLACK BELT pursuant to Section 3.2(a) (Option) or (b) have been selected by Tusk pursuant to Section 3.2(a) (Option) of the Original Tusk Agreement, and any Program-Benefited Antibody generated from such Program Antibody. For clarity, the Optioned Antibodies for the CD38 Research Program include the [***]  Program Antibodies listed in Exhibit A. BLACK BELT may option an additional [***]  Program Antibodies.

1.56“Original Tusk Agreement” has the meaning set forth in the recitals.

1.58“Party” means Adimab or BLACK BELT.

1.59“Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.63“Product” means any actual or potential product (including formulation) that comprises or contains one or more Optioned Antibodies (whether or not such product is currently under evaluation for safety, efficacy, or other factors). For clarity, it is possible that there will be multiple Products against a single Target and for further clarity, a Bispecific is a distinct Product from Products comprised of IgGs against one of the Targets engaged by the Bispecific.

1.64“Program Antibody” means (a) each antibody that has the same sequence of any antibody generated from use of the Adimab Platform Technology and delivered by Adimab to Tusk and/or BLACK BELT under the CD38 Research Program or [***] (including Bispecifics) and (b) each antibody that has the same sequence of any antibody generated from use of the Adimab Platform Technology and delivered by Adimab to BLACK BELT under a Research Program (including Bispecifics). It is understood and agreed that (i) it is the intention of the Parties that Adimab will send samples as well as sequence information with respect to each Program Antibody as agreed upon by the Parties; and (ii) even if Adimab sends only nucleic acid sequences to BLACK BELT (or has sent such nucleic acid sequences to Tusk under the Original Tusk Agreement), antibodies encoded by such nucleic acid sequences are Program Antibodies in addition to antibodies samples of which are physically delivered to BLACK BELT under this Agreement (or to Tusk under the Original Tusk Agreement) so long as: (a) Adimab first coordinates with BLACK BELT prior to sending such sequences to confirm that BLACK BELT wishes to receive such sequences; and (b) if BLACK

Schedule 1.4 - 4

BELT identifies any sequences with respect to which Adimab did not deliver protein, then Adimab delivers to BLACK BELT the protein samples of such antibodies within thirty (30) days after BLACK BELT’s identification.

1.65“Program Antibody Patents” means, for each Target, Patents that (a) Cover a Program-Benefited Antibody or any Product and (b) do not Cover Adimab Platform Technology or Adimab Platform Technology Improvements. For clarity, Patents Covering the composition or sequence of a Program-Benefited Antibody, the nucleic acid sequence encoding such Program- Benefited Antibody, and/or any use of such Program-Benefited Antibody in the Field shall be deemed a Program Antibody Patent.

1.66“Program-Benefited Antibody” means any Program Antibody and any modified or derivative form (including chemically modified versions) of any such Program Antibody created by or on behalf of BLACK BELT (or Tusk under the Original Tusk Agreement) or its Licensees using the materials and/or sequence of such Program Antibody, including (a) any fragment of, pegylated version of (whether or not including amino acid changes) of a Program Antibody, (b) any chemically-modified versions (including associated amino acid substitutions) of any Program Antibody or the nucleic acid coding for it designed or derived using the materials and/or sequence of any Program Antibody, and (c) an antibody designed or derived using the sequence of any Program Antibody or the nucleic acid coding for it.

1.68“Program Inventions” means, for each Target, any invention, whether or not patentable, that is conceived and/or first reduced to practice in the course of or as a result of the activities conducted by the Parties in the course of the Research Program under this Agreement pursuant to a Research Plan.

1.72“Research Program” means a program of research conducted under this Agreement (or under the Original Tusk Agreement) in accordance with a Research Plan. For clarity, the Research Programs completed under the Original Tusk Agreement discovered antibodies against CD38  [***] . This Agreement contemplates  [***]  additional Research Programs, each of which may include one (1) or more Discovery Campaign(s) and one (1) or more Bispecific Campaign(s), as agreed to by the Parties and set forth in a Research Plan.

1.74“Research Term” means the period beginning on the Original Tusk Agreement Date and ending, on a Research Program-by-Research Program basis, when Adimab delivers final antibodies (including Bispecifics) against the applicable Target under a Research Plan; provided, however, that in no event will a Research Term exceed [***] without the Parties’ mutual written agreement [***]

1.73“Royalty Payment” has the meaning set forth in Section 4.5(a) (Royalties).

1.77“Target” means a target selected by (a) BLACK BELT pursuant to Section 2.1 (Research Programs) or (b) Tusk under the Original Tusk Agreement. For clarity, CD38 [***] are Targets.

1.78“Third Party” means an entity other than a Party or a Party’s Affiliates.

1.80“Third Party Patent Licenses” means Patent licenses obtained by BLACK BELT after BLACK BELT determines in good faith that one or more such Patent licenses from Third Parties are reasonably required by BLACK BELT because such Patents Cover the way in which Program Antibodies were discovered or optimized using Adimab Platform Technology under a Third Party Patent Covering the Adimab Platform Technology (including the construction of Adimab’s proprietary libraries), in order to avoid Third Party claims of patent infringement relating to the discovery or optimization of a Optioned Antibody. For clarity, Third Party Patent Licenses explicitly excludes licenses to any Excluded Technology.

1.81“Tusk” means TUSK Therapeutics n.v., a Belgian corporation with a principal office at Brusselsesteenweg 11, 1860 Meise, Belgium.

Schedule 1.4 - 5

1.82“Valid Claim” means a claim of an Option Antibody Program Patent, which claim (i) is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, will be taken or can be taken; or (ii) is pending and has not been finally abandoned or finally rejected and has been pending for no more than eight (8) years.

ARTICLE 2

RESEARCH PROGRAMS

2.6Certain Restrictions on the Use of Antibodies

(b)

BLACK BELT Restrictions. BLACK BELT hereby covenants that it will not, and it will not grant any right to its Affiliates and its Licensees to, develop or commercialize any Program-Benefited Antibody, or product containing any Program-Benefited Antibody (other than the activities permitted hereunder during the Research Term and the Evaluation Term for the purpose of determining whether or not to exercise the Option for such Target) except as Optioned Antibodies and Products under this Agreement.

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1Commercial Rights

(b)Development and Commercialization License and Assignment

(ii)

License. Adimab hereby, effective on (a) BLACK BELT’s exercise of the Option and (b) Tusk’s exercise of the Option under the Original Tusk Agreement in respect of the Optioned Antibodies against CD38 listed in Exhibit A (together with all of those further up to [***] CD38 Antibody sequences that are specified by BLACK BELT to be Optioned Antibodies), grants to BLACK BELT a worldwide, royalty-bearing during the Royalty Term, non-exclusive, sublicenseable (solely as provided in Section 3.2(b)(iii) (Licensees)) license under the Adimab Platform Patents, if any, which are not assigned to BLACK BELT pursuant to Section 3.2(b)(i) (Assignment), in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export the Optioned Antibodies and Products during the term of this Agreement. For clarity, the license to BLACK BELT excludes the right to [***]

(c)

Licensees. Any license of any Optioned Antibody and any sublicense of the rights granted under Section 3.2(b)(ii) (License) shall be made solely pursuant to agreements that are consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms, including Section 9.3 (Commitments Regarding Program-Benefited Antibodies) of this Agreement hereof. BLACK BELT shall remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.

3.3Diligent Development and Commercialization. BLACK BELT shall devote Commercially Reasonable Efforts to preclinically and if it exercises the Option, clinically develop, seek Marketing

Schedule 1.4 - 6

Approval for, and launch and actively commercialize at least one (1) Optioned Antibody discovered in each Research Program. Annually, BLACK BELT will provide Adimab with a written report of Product progress in development and commercialization, BLACK BELT’s activities in that regard. If requested by Adimab, BLACK BELT shall meet with Adimab to discuss such report at least annually.

ARTICLE 4

FINANCIAL TERMS

4.4Milestone Payments. BLACK BELT shall report in writing to Adimab the achievement of each event (each, a “Milestone Event”) and pay the corresponding milestone payment (each, a “Milestone Payment”) to Adimab, each within [***] days after the achievement of the corresponding Milestone Event in the following table:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Milestones Payments are payable [***] per Product, the first time each is achieved for such Product. If a subsequent Milestones Event is achieved for any Product without a prior Milestone Event having been achieved for that Product, then BLACK BELT shall pay the Milestone Payment for such previous Milestone Event along with the payment for the most recently achieved Milestone Event.

In the event that a milestone event that was already achieved with respect to a Lead Product is also achieved with respect to a Back-Up Candidate to such Lead Product prior to receipt of Marketing Approval for the Lead Product, then BLACK BELT’s obligation to pay the corresponding Milestone Payment with respect to the achievement of the applicable milestone event with respect to such Back-Up Candidate shall be . If BLACK BELT continues to develop such Back-Up Candidate after receipt of Marketing Approval for the Lead Product, [***] If BLACK BELT promptly discontinues all development activities with respect to a Back-Up Candidate upon Marketing Approval of the Lead Product and provides Adimab with written notice thereof within [***] days after such Marketing Approval, BLACK BELT will not be obligated to pay the deferred Milestone Payments for such Back-Up Candidate. If BLACK BELT continues to develop such Back-Up Candidate after discontinuation of development of the Lead Product (but prior to Marketing Approval of such Lead Product), [***] “Back-Up Candidate” means a Product that (a) is directed to the same Target (or, with respect to a Bispecific, the same set of targets) as another Product (the “Lead Product”), and (b) has been selected by BLACK BELT as a back-up to the Lead Product for development and commercialization.

4.5Royalties.

(a)

Royalty Payments. As to each Product sold during the applicable Royalty Term, on a Product-by-Product basis, BLACK BELT shall pay Adimab the following royalties, based on the royalty rate applicable to the relevant portion of annual worldwide Net Sales for such Product (“Royalty Payments”):

Schedule 1.4 - 7

Portion of Worldwide Calendar Year Net Sales	Royalty Rate
[***]	[***]
[***]	[***]

(b)

Royalty Buy-Down. [***]and then, with respect to such Product, the royalty rate shall be [***] instead of the royalty rates described in Section 4.5(a) (Royalty Payments), subject to further adjustment as set forth in Section 4.5(c) (Adjustment for Third Party IP), as applicable.

(c)

Adjustment for Third Party IP. If BLACK BELT enters into any Third Party Patent Licenses, then [***] of the net sales royalties actually paid to the Third Party under the Third Party Patent License with respect to Net Sales of any given Product in any given calendar quarter in any given country may be offset against the Royalty Payment, if any, that would otherwise have been payable to Adimab with respect to such same Net Sales; provided, however, that in no event shall the royalty owed to Adimab be reduced by more than [***] than the payment which would otherwise be due hereunder.

[***]

(d)	Adjustment for Lack of Patent Protection. [***]

4.6Quarterly Payment Timings. All royalties due under Section 4.5 (Royalties) shall be paid quarterly within [***]  days after the end of the relevant calendar quarter for which royalties are due.

4.8Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.9Taxes. [***]

4.10Records; Inspection.

(a)

BLACK BELT shall keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Program Antibody and Product including all records that may be necessary for the purposes of calculating all payments due under this Agreement. BLACK BELT shall make such records available for inspection by an accounting firm selected by Adimab at BLACK BELT’s premises on reasonable notice during regular business hours no more frequently than once per calendar year. Adimab shall keep complete and accurate records of its FTEs expended on each Research Program. Adimab shall make such records available for inspection by an accounting firm selected by BLACK BELT at Adimab’s premises on reasonable notice during regular business hours no more frequently than once per calendar year.

(b)	At Adimab’s expense no more than [***], Adimab has the right to retain an independent

Schedule 1.4 - 8

certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of BLACK BELT as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement.

(c)

If the audit reveals an underpayment, BLACK BELT shall promptly pay to Adimab the amount of such undisputed underpayment plus interest in accordance with Section 4.14 (Late Payments). If the audit reveals that the undisputed monies owed by BLACK BELT to Adimab has been understated by more than [***]  for the period audited, BLACK BELT shall, in addition, pay [***] . If the audit reveals an overpayment, Adimab shall promptly refund BLACK BELT the amount of such undisputed overpayment.

4.12Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the exchange rates reported on the [***]  business day prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, BLACK BELT shall provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation.

4.13Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable (except as set forth in Section 4.10(c)) and non-creditable except to the extent set forth in Section 4.5(c) (Adjustment for Third Party IP).

4.14Late Payments. Any amount owed by BLACK BELT to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***]

ARTICLE 6

CONFIDENTIALITY; PUBLICITY

6.1General Confidentiality Obligations.

(a)

Any and all information disclosed or submitted in writing or in other tangible form (or if disclosed orally, that is indicated to be confidential at the time of disclosure) to one Party by or on behalf of the other Party under this Agreement or by Tusk under the Original Tusk Agreement or that certain Confidentiality Agreement between Tusk and Adimab dated September 22, 2014 is the “Confidential Information” of the disclosing Party and any such Confidential information of Tusk shall be the Confidential Information of BLACK BELT. In addition, information embodied in Adimab Materials is Adimab’s Confidential Information, and information embodied in the BLACK BELT Materials is BLACK BELT’s Confidential Information. For clarity. [***]

(b)

To avoid doubt, sequence information [***] with respect to Program Antibodies shall be deemed the Confidential Information of both BLACK BELT and Adimab with the confidentiality and non-use obligations set forth in this ARTICLE 6 being applicable to both Parties, except that [***].

(c)	Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to

Schedule 1.4 - 9

any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and Third Party contractors (including collaborators, consultants and advisors, and in the case of BLACK BELT, including DROIA n.v.) requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its employees and contractors involved in the Research Program. Each Party shall take all steps necessary to ensure that its employees and contractors shall comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [***]  years from, the termination or expiration of this Agreement in accordance with ARTICLE 9 (Term).

6.2Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

(a)at the time of disclosure is publicly known;

(b)	after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;
(c)

was in such Party’s possession in documentary form at the time of the earlier of disclosure hereunder and disclosure under the agreement referred to in Section 6.1 (General Confidentiality Obligations);

(d)

is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)	is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (i) shall give advance written notice to the disclosing Party, (ii) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall use and disclose the Confidential Information solely to the extent required by the law or regulation.

6.4Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or

Schedule 1.4 - 10

relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party shall seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

6.6Publicity. Adimab may publish a press release, the text of which will be agreed by the Parties after the Effective Date. Other than repeating information in such press release (or any subsequent mutually agreed press release), neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to review and comment on the press release. The Parties recognize the importance of announcing Option and the achievement of Milestones, and that Adimab is entitled to disclose these occurrences. Accordingly, the Parties hereby agree that each such event shall be publicly announced by the Parties if requested by Adimab, and the Parties shall mutually agree upon the text of a press release to announce each such event. BLACK BELT shall not unreasonably withhold its consent to the manner in which Adimab proposes to make such disclosure. [***]

6.7Certain Data. [***]

ARTICLE 8

INDEMNIFICATION

8.2Indemnification by BLACK BELT. BLACK BELT hereby agrees that it and its Licensees shall Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation or warranty made by BLACK BELT under ARTICLE 7 (Representations and Warranties), (b) BLACK BELT’s research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them), (c) the use by BLACK BELT or its Licensees of any Excluded Technology, and (d) contractual obligations of BLACK BELT and its Affiliates, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Adimab Indemnitee, or (ii) arising out of any breach of a representation or warranty made by Adimab in ARTICLE 7 (Representations and Warranties).

Schedule 1.4 - 11

SCHEDULE 1.31

CASI PATENT RIGHTS

Filing date	Application no.	Status	Subject matter
08 June 2017	[***]	[***]	[***]
08 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
09 June 2017	[***]	[***]	[***]
16 August 2017	[***]	[***]	[***]
16 August 2017	[***]	[***]	[***]
16 August 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
07 November 2017	[***]	[***]	[***]
8 June 2018	[***]	[***]	[***]
8 June 2018	[***]	[***]	[***]
8 June 2018	[***]	[***]	[***]
16 August 2018	[***]	[***]	[***]
16 August 2018	[***]	[***]	[***]

Schedule 1.31 - 1

SCHEDULE 1.38

CELLCA AGREEMENT KEY TERMS

6.License Fee, Down-Payment

(1)

In consideration of the License granted by CELLCA to TUSK under the FSLA in relation to this Work Order TUSK agrees to pay CELLCA a license fee and therefore agrees to pay to CELLCA a Down-Payment in an overall amount of:

[***]

(2)	The Down-Payment shall become due and payable by TUSK to CELLCA

(a)	in the amount of and

(b)	in the amount of [***]

(3)	The Down-Payment is payable [***]

Schedule 1.38 - 1

SCHEDULE 1.73

LYOPHILIZATION MILESTONE SPECIFICATIONS

First Milestone Criteria:

[***]

Second Milestone Criteria:

[***]

Schedule 1.73 - 1

SCHEDULE 1.150

TSK011010 COMPOUND (ADI-19348)

[***]

Schedule 1.150 - 1

SCHEDULE 13.2

ARBITRATION PROCEDURES

The Parties have agreed the following matters in respect of any Dispute referred to arbitration under this Agreement:

1.

Number and Selection of Arbitrators.  The number of arbitrators will be three, who will be selected as follows: each of TIANSHI and CASI will nominate one arbitrator, in the case of the claimant at the same time as serving the Notice of Arbitration and, in the case of the respondent, at the same time as serving the Answer, and those Party-nominated arbitrators will unanimously nominate the third arbitrator (who will act as president of the Arbitral Tribunal, referred to in this clause 1 as the “President Arbitrator”), within 10 Business Days after the appointment of the last Party-nominated arbitrator. Each of the three arbitrators will have the following qualifications (as applicable, the “Qualifications”): for any other dispute, the Qualifications must be an attorney who has been admitted to practice law for at least 10 years and who has significant experience in the pharmaceutical or biologics industry; provided that if a Party is unable to find an arbitrator with the applicable Qualifications to nominate with respect to a particular Dispute, then it may request the Administrator of the ICDR to find and appoint such an arbitrator on its behalf.  If the Party-nominated arbitrators are unable to agree upon the nomination of the President Arbitrator within 10 Business Days after the nomination of the last Party-nominated arbitrator, then the Administrator of the ICDR will appoint such President Arbitrator (with the applicable Qualifications) within 10 Business Days thereafter.

2.

Limitation of Damages.  The Arbitral Tribunal will be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with Section 9.4 (Limitation of Liability) of this Agreement, in each case, regardless of whether any such damages are contained in a proposal submitted by a Party. The Arbitral Tribunal will not be authorized to reform, modify, or materially change this Agreement. Each Party will bear an equal share of the arbitrators’ fees and any administrative fees of arbitration.

3.

Evidence.  Notwithstanding any provision of the Arbitration Rules each Party will be permitted to obtain production of documents pursuant to ARTICLE 3 of the International Bar Association Rules on the Taking of Evidence in International Arbitration as current on the date of this Agreement (the “IBA Rules”).

Schedule 13.2 - 1